As filed with the Securities and Exchange Commission on March 19, 2007
              Registration No. 333-132252

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

AMENDMENT NO. 4
TO
FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

FRESH IDEAS MEDIA, INC.
(Exact name of small business issuer in its charter)

Nevada	7310	20-2574314
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6521 Ocaso Drive
Castle Rock, Colorado 80108
(303) 814-0076
(Address and telephone number of principal executive offices)

Incorp Services, Inc.
3155 East Patrick Lane, Suite 1
Las Vegas, Nevada 89120-3481
(702) 866-2500
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practical after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value(2)	1,000,000	$0.10	$100,000	$10.70

Common Stock, $0.001 par value(3)	106,000	$0.10	$10,600	$1.13

Total	1,106,000	$0.10	$110,600	$11.83

_______________

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)	Offered by Fresh Ideas Media.

(3)
Includes 22,000 shares offered by Mr. Darin Ray, 20,000 shares offered by Mr. Brian Ray and 16,000 shares offered by each of Messrs. Raine Thomson, Mike Hixon and Patrick Dunda and Ms. W. Fay Starr, as selling shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

    The information in this preliminary prospectus is not complete and may be changed. We may complete or amend this preliminary prospectus without notice. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March __, 2007

PRELIMINARY PROSPECTUS

$100,000

FRESH IDEAS MEDIA, INC.
1,106,000 Shares of Common Stock

 This prospectus relates to an initial public offering of 1,000,000 shares of our common stock at $0.10 per share. Our executive officers will use their best efforts to sell the shares of common stock on a direct participation basis without using a professional underwriter or securities dealer. Accordingly, there is no commitment by any person to purchase any shares. We will pay no selling commissions or other compensation on sales of shares of common stock by our executive officers. However, we reserve the right to pay commissions of up to 10% for broker participation.

 The offering will continue until all 1,000,000 shares of common stock are sold, the expiration of 180 days from the date of this prospectus, which period may be extended for up to an additional 180 days in our discretion, or until we elect to terminate the offering, whichever event occurs first. There is no arrangement to escrow, impound or return any of the proceeds received from this offering and the funds will be immediately available for our use.

    Additionally, this prospectus relates to the resale by the selling shareholders of up to 106,000 shares of common stock at $0.10 per share until, and if, a market develops for our shares of common stock via the OTC Bulletin Board, at which time, if ever, the selling shareholders may offer and sell the shares from time to time in each case at prices then prevailing in the public market at the time of sale, at prices related to these prevailing market prices or at negotiated prices, in open market transactions, in private or negotiated transactions or in a combination of these methods of sale. We will not receive any proceeds from the sale of shares by the selling shareholders. We have agreed to pay all costs of registration of the shares of common stock offered by the selling shareholders.

 There is no public market for the common stock and no assurance that a trading market will develop or, if it develops, that it will continue.

 Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Selling Commissions	Proceeds, After Expenses, to Us

Per Share	$ 0.10	$-0-	$0.085

Total	$100,000	$-0-	$84,988

The date of this prospectus is ______________, 2007

TABLE OF CONTENTS

Prospectus Summary	4
Fresh Ideas Media	4
The Offering	5
Financial Summary	5
Risk Factors	6
Forward Looking Statements	13
Available Information	14
Use of Proceeds	14
Determination of Offering Price	17
Dilution	17
Capitalization	18
Business	19
General	19
Our Business and Business Strategy	19
Community Alliance Custom School Take-Home Folder Product	20
Community Alliance Custom School Take-Home Folder Program	20
Our Best Wishes Greeting Card Program	21
Marketing and Sales Consulting Services	21
Marketing Consulting Services	21
Sales Consulting Services	22
License Agreement	23
Sub-License Agreement with Community Alliance	23
Employees	24
Competition	24
Intellectual Property	25
Government Regulation	25
Facilities	25
Legal Proceedings	25
Plan of Operation	26
General	26
Cash Requirements	28
Capital Resources	28
Principal Shareholders	28
Management	29
Directors and Executive Officers	29
General	30
Family Relationships	30
Employment Agreements	30
Business Experience	30
Conflicts of Interest	31
Executive Officer and Director Compensation	31
Indemnification	31
Certain Transactions	32
Market for Our Common Stock	32
Selling Shareholders	33
Plan of Distribution	34
General	34
Method of Subscribing	36
Expiration Date	36
Penny Stock Regulation	36

TABLE OF CONTENTS (continued)

Blue Sky	36
Description of Securities	37
Description of Capital Stock	37
Description of Common Stock	37
Description of Preferred Stock	38
Reports to Shareholders	38
Experts	38
Legal Matters	39
Financial Statements	F-1

 Until ________, 2007 (180 days after the effective date of this prospectus, unless extended), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 Fresh Ideas Media intends to cause a market maker to apply to have our common stock quoted on the OTC Bulletin Board, assuming that we meet the eligibility requirement that we are then current in our filings with the Securities and Exchange Commission. There is no assurance that our common stock will become quoted on the OTC Bulletin Board. Even if our common stock becomes quoted on the OTC Bulletin Board, there is no assurance that a market for the shares of common stock will develop. If a market develops, we cannot assure you that the price of the shares in the market will be equal to or greater than the price per share investors pay in this offering; in fact, the price of our shares in any market that may develop could be significantly lower.

 Because there is no minimum purchase requirement, the shares of common stock purchased by any one investor may be the only shares sold in the offering. To the extent that we realize offering proceeds insufficient in amount to implement our business plan, the shares of common stock purchased by an investor in this offering may be deprived of any value.

 You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information that is contained in this prospectus. You should not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. This prospectus does not constitute an offer or solicitation in any jurisdiction in which the offer or solicitation would be unlawful. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under "Risk Factors" beginning on page 9.

Fresh Ideas Media

  Fresh Ideas Media is a specialized advertising and marketing company that commenced operations in mid-2005. We acquired the exclusive license in 45 states to publish and market two advertising products, the Community Alliance Custom School Take-Home Folder and Our Best Wishes Direct Mail Greeting Card. The licensor excepted five states from the license agreement because the licensor is aware of and/or has some relationship with other companies engaged in business to supply elementary schools with custom school take-home folders in those states. We have divided the 45 states licensed into 98 territories that we believe are ideal in size for a sub-licensee based upon population density and the estimated number of elementary schools located within the area. We believe that we can build a substantial advertising enterprise in the 98 identified territories within the 45 states covered by the license agreement.
Fresh Ideas Media organized two subsidiaries, Community Alliance, Inc. and Our Best Wishes, Inc., for the purpose of selling sub-licenses to publish and market the products in defined territories in the 45 states included in the license agreement. Community Alliance is engaged in selling sub-licenses for the custom take-home school folder product and, in the third year of our operations, we propose to sell sub-licenses for the direct mail greeting card product through Our Best Wishes. Our primary business to date has been the sale by Community Alliance of sub-licenses to market the custom school take-home folder product in three states. In addition, after we have developed Community Alliance and Our Best Wishes to the point of having sold at least seven sub-licenses for both the school folder and greeting card products , we propose to offer sales and marketing consulting services through a subsidiary to be organized under the name of Dynamix Business Consulting.

         The Community Alliance Custom School Take-Home Folder product is a folder produced by Community Alliance that displays advertising by community businesses and is distributed free of charge to elementary schools. The schools, in turn, pass out a folder to each student, who uses it to carry homework and school communications home to the parent. Community businesses sponsor their local school and realize marketing value by publishing their advertisement on the folder, which is the main method of communication between home and elementary school.

         We have finalized the business concept and design of the Our Best Wishes Greeting Card product. However, we have not yet sold any sub-licenses to market the greeting card product. We believe that this product will be an effective advertising tool for businesses to directly target their market in the community.

  We are a Nevada corporation formed on February 22, 2005. From the date of our inception through November 30, 2006, we realized total revenue from the sale of sub-licenses and publication fees for our take-home school folder product of $6,934 and a net loss of $(31,901), or $(0.03) per share. Our offices are located at 6521 Ocaso Drive, Castle Rock, Colorado 80108, and our telephone number is (303) 814-0076.

The Offering

Common stock offered by us	1,000,000 shares
Common stock offered by selling shareholders*	106,000 shares
Common stock outstanding before this offering	706,000 shares
Common stock to be outstanding after this offering	1,706,000 shares
Percentage of common stock to be outstanding after this offer represented by shares offered by us	58.6%
Duration of the offering	180 days after the date of this prospectus or, if we elect, in our sole discretion, an additional 180 days.

__________________

  * The selling shareholders consist of six individuals who purchased an aggregate of 106,000 shares of common stock for a total of $5,300 in cash in a private placement conducted pursuant to Rule 504 of Regulation D under the Securities Act of 1933 during the period from November 1 through 30, 2005. These individuals include Mr. Darin Ray, who purchased 22,000 shares of common stock, Mr. Brian Ray, who purchased 20,000 shares, and Messrs. Raine Thomson, Mike Hixon and Patrick Dunda and Ms. W. Fay Starr, who each purchased 16,000 shares of common stock. We will receive no proceeds from the sale of the shares by the selling shareholders.

Financial Summary

 The following table summarizes the relevant financial information for Fresh Ideas Media and our wholly-owned subsidiary, Community Alliance. Because this is only a financial summary, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus, including the financial statements and the explanatory notes, before making an investment decision. Also, please note that our auditors have expressed substantial doubt as to our ability to continue as a going concern.
Balance Sheet Data:	As of November 30, 2006
Working capital deficit	$(33,089)
Total assets	$34,467
Total liabilities	$40,902
Loss accumulated during development stage	$(31,901)
Total shareholders' deficit	$(23,601)

Summary Operating Data:	Inception through November 30, 2006
Total revenue	$6,934
Total operating costs and expenses	$36,746
Total net loss	$31,901
Basic loss per share	$(0.03)

Basic average shares outstanding	636,250

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

    A.  We will not place proceeds of this offering in escrow and the funds will be used as they are received; accordingly, we will not refund or return any amounts to investors.

    None of the proceeds raised in the offering will be placed in an escrow or similar account with the result that all proceeds will be available for our immediate use and that, because this is a best efforts offering, investors should not expect a refund or return of any amounts invested. There is no arrangement to escrow, impound or return any of the proceeds received from this offering and the funds will be immediately available for our use. Because there is no minimum purchase requirement, the shares of common stock purchased by any one investor may be the only shares sold in the offering. To the extent that we realize offering proceeds insufficient in amount to implement our business plan, the shares of common stock purchased by an investor in this offering may be deprived of any value. Because this is a best efforts offering, no investor should expect a refund or return of any amounts invested.

    B. We have had very little operating history and it is difficult for you to evaluate our business prospects.

    We cannot predict whether we will succeed because there has been very little operating history and, accordingly, you will have no basis upon which to evaluate our ability to achieve our business objective. Fresh Ideas Media is a development stage company that was only recently founded, in February of 2005. We have only begun revenue-generating operations in a very limited way. To date, the only revenue-generating activity has been the sale by Community Alliance of three sub-licenses to publish and market the custom school take-home folder product, resulting in the receipt of minimal sub-license and publication fees. There can be no assurance that we will ever reach a level of profitability. Our revenue and income potential is yet unproven, and the lack of operating history makes it difficult to evaluate the future prospects of our business. You should view our operations as being subject to all of the risks inherent in the establishment of a new business venture.

C.  Operating results may fluctuate and we may fail to meet our expectations.

Our operating results in one or more future periods could likely fluctuate significantly and may fail to meet or exceed the expectations of investors. As we continue our operations, we expect significant fluctuations in future results of operation because of a variety of factors, many of which are beyond our control, including, but not limited to:

>	The ability of sub-licensees to contract with schools for the folder program and to market the advertising that will be printed on the folders;

>	Demand for and market acceptance of our products and consulting services;

>	Our ability to expand our market share;

>	Competitive factors that affect our pricing structure;

>	The variety and mix of products we sell;

>	The timing and magnitude of our capital expenditures, including costs relating to the development, marketing and continued expansion of operations;

>	Conditions specific to the public grade schools and general economic factors; and

>	Changes in generally accepted accounting policies, especially those related to our business.

    D. We are a development stage company that may not be able to develop our business plan.

    Because we are a development stage company with limited funds, we may not be able to develop our business into a significant revenue-generating operation. Our ability to develop the business into an operation generating significant revenue will depend on a number of factors, which include the ability to:

>	Provide advertising and consulting products and programs that are reliable and cost-effective, and accommodate any significant increase in the number of users;

>	Select sub-licensees who have the capability to market and advertise our products and programs effectively;

>	Continue to grow our infrastructure to accommodate an increasing number of sub-licensees and new developments in advertising sales;

>	Establish and/or maintain relationships with printers for the products that will allow us to sell products at a profit;

>	Hire, retain and motivate qualified personnel; and

>	Effectively respond to competition.

 If we are unsuccessful in meeting these challenges and/or addressing the risks and uncertainties associated with operating a business with limited funds, we will not be successful, and any investment made in the common stock would decline in value or be completely lost.

E. Our auditors have raised substantial doubt about our ability to continue as a going concern.

       The report of Ronald R. Chadwick, P.C., the independent registered public accounting firm that audited our financial statements for the fiscal year ended November 30, 2006, and Note 1 to the financial statements, raises substantial doubt as to our ability to continue as a going concern because we realized a net loss of $(17,488) during the year and we had a working capital deficit of $(18,676) as of November 30, 2006.

       F.  We may not be able to expand or become profitable.

We may not be able to obtain and expand a customer base of sub-licensees satisfactorily and, therefore, we may never become profitable. The sale of advertising to be displayed on school folders and direct-mail greeting cards is a relatively new and emerging market. Even though the school folder program has been successful in several states, there can be no assurance that customers will adopt the products we plan to sell through sub-licensees and, if so, in a quantity sufficient to enable the sub-licensees and, therefore, Fresh Ideas Media, to succeed. Accordingly, we cannot accurately predict the potential demand for our products. We believe that the acceptance of our products will depend on the ability to:

>	Select sub-licensees who market our advertising products effectively;

>	Attract and retain sub-licensees and provide high quality support to sub-licensees such that they are able to develop repeat business from schools and advertisers;

>	Produce, distribute and price our products and programs in a manner that is appealing to customers and users;

>	Develop and maintain a favorable reputation among our sub-licensees, sponsors for the advertising displayed on our products and potential sub-licensees and sponsors; and

>	Withstand downturns in general economic conditions or conditions that would slow sales of our products.

Many of the factors that may affect the development and expansion of a customer base of sub-licensees are beyond our control. If we are unable to expand our customer base, it will negatively impact the ability to generate revenues and, in turn, prevent us from becoming a profitable business.

G.  Revenue will be dependent upon success of each sub-licensee; sub-licensees may not be successful.

 The revenue we generate from operations will be dependent upon the success of the business of each sub-licensee and the results of each sub-licensee may vary, thus causing our revenue to fluctuate. We have acquired the exclusive license rights in 45 states to two advertising products, including the Community Alliance Custom School Take-Home Folder and Our Best Wishes Greeting Card products. Although the viability of the custom school take-home folder product has been demonstrated in several states in the United States, the concept of marketing the products through sub-licensees has not been proven. We will receive a sub-license fee upon the sale of each sub-license and publication fees for the production, printing and delivery of products to the sub-licensees and the creation of advertisements for the sponsors. Accordingly, our revenue and, therefore, the success of our operations will be directly dependent upon the volume of business generated by the sub-licensees. To the extent that the sub-licensees fail to sell sufficient advertising in their respective territories of operation in order to make the custom take-home school folder and greeting card programs profitable, we may be unable to generate sufficient revenue from publication fees in order to achieve profitable operations or break even. As a result, we may not be able to continue in business as a going concern and our common stock would lose some, if not all, of its value.

   H.    Operating expense may increase and the increase may not be offset by an increase in revenue and may result in significant losses.

  In the future, we expect that our operating expenses will increase as we grow and expand. The anticipated increase in our operating expenses will depend entirely on the rate of our growth and the addition of new programs and services. Because we are unable to predict our growth rate or the timing of the addition of new programs and services, we are unable to quantify the amount by which operating expenses may increase or the timeframe for the increase(s). We anticipate that the increase in operating expenses will also include general and administrative expenses as well as professional fees and expenses, which will increase as a result of our reporting obligations under the Securities Exchange Act of 1934. Although we believe that revenue generated from our business operations will meet our needs for growth of the company, it is possible that the expenses may not be offset with revenue, thereby resulting in losses for the company. If revenue falls below our expectations and we are unable to reduce spending in response, our operations will be adversely affected, which may result in significant losses from which we may be unable to recover.

    I.    We may need additional funds that we may not be able to obtain and the lack of necessary funds would adversely impact our growth.

    We anticipate that the funds from this offering, even if only 25% of the offering is sold, along with revenues received from the sales of sub-licenses, will meet our cash requirements for sustaining and expanding our proposed business. The percentage of the offering sold will determine the rate of expansion. However, there can be no assurance that we will be successful in completing this offering for the maximum number of shares of common stock being offered. Generating sufficient revenue from the sale of sub-licenses and/or raising sufficient funds from additional equity and/or debt financing in order to sustain the growth and expansion of the business could be necessary. Any shortfall of capital, whether the inability to raise funds or generate revenue, would adversely impact the progress and development of our business, and negatively impact the potential to generate revenue and reach a level of profitability in the future. Future equity or debt financing may not be available to us on favorable terms or may not be available at all. Borrowing instruments such as credit facilities and lease agreements will likely have restrictions on lending money to a development-stage company with little or no assets, such as ours. Our inability to obtain additional capital on satisfactory terms may delay or prevent the expansion of our business, which would cause the business and prospects to suffer.

J.  We Are Required to Sell an Additional Four Sub-Licenses through August 14, 2007, in Order to Maintain the Right to Renew the License Agreement and, if We Fail to Do So, We May Lose Our Rights under the License Agreement to the School Folder and Greeting Card Products.

We have not yet sold four sub-licenses in addition to the three sub-licenses we sold through March 14, 2006, as required in order to maintain our right to renew the license agreement with Venitech. Venitech granted us an extension of time through August 14, 2007, in order to sell the requisite four sub-licenses that we were initially required to sell during the year ended March 14, 2007, under the terms of the license agreement. If we fail to sell an additional four sub-licenses prior to the expiration of the extension of time on August 14, 2007, we may lose all rights under the license agreement to market and publish the two advertising products, including the Community Alliance Custom School Take-Home Folder and Our Best Wishes Direct Mail Greeting Card products, which are the basis for our business plan. If we were to lose these rights, we would go out of business and an investor in our common stock would lose his entire investment.

  K.  The markets in which we will compete are intensely competitive and we may not be able to compete successfully.

  The marketing and advertising markets in which we expect to compete are intensely competitive and Fresh Ideas Media and/or the sub-licensees may not be able to compete in the market(s) effectively. We expect significant competition from the existing competitors in these markets, including newspapers, television, radio, magazines, billboards, direct-mail and numerous other businesses looking for ways to spend their advertising dollars. Most of these companies are substantially larger and have more substantial operating histories and records of successful operations; greater financial resources, technical expertise, managerial capabilities and other resources; more employees; and more extensive facilities than we have or will have in the foreseeable future. Our sub-licensees must compete with these established companies for theiradvertising dollars. Community Stars, LLC, a company operated by Ms. Daily’s sister that currently supplies, or intends to supply, elementary schools with take-home folders in the five states excepted from our license agreement, may in the future attempt to offer its products in the 45 states in which we intend to operate. Further, it is possible that competitors exist of which we are unaware and/or that might start the same or a similar business in any given area within the 45 states covered by our license agreement. If this occurs, it could adversely affect our sub-licensee in that area; keep the sub-licensee from operating effectively; or keep us from selling a sub-license in that area. We are aware of two other companies selling direct-mail birthday pieces in their respective States of Florida and Missouri. We have no recourse against anyone desiring to conduct the same business as us in any of the 45 states in the licensed territory.

    L.    Registration for trademarks has not yet been secured and we may not be able to defend our trademarks and we may be subject to infringement claims from others.

     We depend upon the licensor to adequately protect or enforce the intellectual property rights in connection with the custom school take-home folder and greeting card products, and the failure of the licensor to do so may affect our ability to create brand name recognition, cause customer confusion and/or have a detrimental effect on our business. We hold the exclusive license from Venitech to publish and market two advertising products, the Community Alliance Custom School Take-Home Folder and Our Best Wishes Greeting Card, including the right to use the trademarks, “Community Alliance” and “Our Best Wishes,” in 45 states of the United States. To our knowledge, the licensor has not yet secured registration for the trademarks, “Community Alliance” and “Our Best Wishes,” in the United States or any other country. Despite the licensor’s efforts to protect its proprietary rights, unauthorized persons may attempt to copy aspects of the Community Alliance Custom School Take-Home Folder and Our Best Wishes Greeting Card programs, product information and sales mechanics or to obtain and use information that the licensor regards as proprietary. Any encroachment upon the proprietary information, the unauthorized use of the trademarks, the use of a similar name by a competing company or a lawsuit initiated against us for our infringement upon another company’s proprietary information or improper use of their trademark, may affect our ability to create brand name recognition, cause customer confusion and/or have a detrimental effect on our business. Third parties may also claim infringement by us with respect to past, current or future programs. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any claim, whether meritorious or not, could be time-consuming, result in costly litigation or cause service upgrade delays.

          M.   Two principals control 85% of our shares of common stock and have significant voting control over all matters pertaining to the company.

  By reason of their percentage share ownership, Mr. Phil E. Ray, our sole director and one of our two executive officers, and Ms. Ruth Daily, a principal shareholder, have significant control over all matters submitted for shareholder approval. Mr. Ray and Ms. Daily each currently owns approximately 42.5%, or a total of approximately 85%, of our outstanding common stock, assuming they do not purchase shares in this offering. As a result, they have significant control over the outcome of all matters submitted to a vote of shareholders, which may include the election of directors, amendments to the articles of incorporation and approval of significant corporate transactions.

  N.  Officers may not be able to spend the necessary time to make the company a success.

  Each of Mr. Phil E. Ray, President and a director of Fresh Ideas Media, and Ms. Alice Terry Ray, our Secretary, expect to contribute an average of 20 hours per week to company business initially. If, and as, we progress and our business expands, Mr. and Ms. Ray intend to increase the time they spend on our business and affairs in order to ensure implementation of our business plan. Further, as capital and/or revenue become available, we intend to add additional personnel. Both Mr. and Ms. Ray currently spend a substantial amount of their time with other companies of which they are officers, directors and/or principals, and this may create a conflict of interest insofar as where they devote their time. Mr. Ray owns and manages VentureVest Capital Corporation and American Business Services, Inc., two Denver, Colorado-based business consulting companies, and Ms. Ray serves as the Secretary of American Business Services. While both Mr. and Ms. Ray intend to spend the necessary time to make the company a success, it may be possible that the amount of time that they can spend may not be sufficient for the furtherance of our business plan, thereby reducing the chances for our success. If either individual is required to devote substantial amounts of time to VentureVest Capital’s and/or American Business Services’ affairs in excess of his or her current commitment level, it could materially limit his or her ability to devote time to our affairs and could have a material negative impact on us.

    O.    Our success will depend upon our present officers and the loss of their services could have a very negative effect on us.

  Our success will substantially depend upon Mr. Phil E. and Ms. Alice Terry Ray, our management, and the loss of their services could materially adversely affect our ability to operate. We will be heavily dependent upon the skills, talents and abilities of our executive officers and sole director to implement our business plan. We may find, from time to time, that the inability of Mr. or Ms. Ray to devote his or her full time and attention to our business results in a delay in progress toward implementing the business plan. Further, although both Mr. and Ms. Ray have experience with development-stage companies and Mr. Ray has extensive experience in advertising and marketing, neither individual has any experience in marketing sub-licenses for advertising products. This lack of experience may result in management’s inability to develop and manage the business in a manner that is beneficial to our shareholders and us. Nevertheless, we believe that our success depends on the continued service of our management. We cannot assure you that these individuals will remain with us for the immediate or foreseeable future. We do not have an employment agreement with either of our current executives and we do not expect to enter into an employment agreement with either of them until business operations increase and a more extensive time commitment is necessary. Further, if Mr. and Ms. Ray leave us, new management’s actions and views may not satisfy our former management, thus motivating Mr. Ray to sell his shares and thereby potentially depress the share price.

  P.  Employment of additional personnel may be difficult.

 We intend to employ additional management and sales and other personnel as we implement our business plan. There can be no assurance that we will attract and retain key technical and other employees in the future. If we are unable to attract and retain the necessary management, sales and other personnel, it would limit or prevent us from implementing our proposed business and, possibly, from generating significant revenue.

    Q.   Inability to manage growth would adversely affect the company.

 Although we believe that we can manage the growth of the company as projected, the planned expansion will require additional personnel as well as the normal development of operation controls and systems required in a growing company. As we have developed our business plan around the projected growth, we cannot be certain that we will be able to attract the needed personnel and/or develop the necessary operation controls and systems required for future growth. However, we believe that the experience of the present personnel in developing early stage companies, and their experience in advertising, will be an asset in the growth of the company. Growth of the company, and our ability to manage the growth, if it occurs, will depend on several factors, including, but not limited to:

>	Development and maintenance of a system and method for obtaining sub-licensees in the 45 states in the licensed territory;

>	Development of the ability to properly train and support sub-licensees in their territories of operation; and

>	Significant expansion of our internal management and financial controls in order to maintain operational control and provide adequate staff support as our size and number of personnel increase.

If we are unable to achieve any of the above objectives, it would negatively impact the potential to grow our business. As a result, the value of the shares would depreciate significantly.

  R.   Investors in our stock will face an immediate and substantial dilution.

     Investors will pay more for our common stock than the pro rata portion of our net tangible book value. As a result, investing in the common stock may result in an immediate loss. The arbitrary offering price of $0.10 per share of common stock established by us is substantially higher than the net tangible book value per share. Our assets do not substantiate a share price of $0.10 per share. Therefore, an investment in our common stock will incur immediate substantial dilution of $0.05 per share, or 50%, to the purchasers of the common stock.

     S. Due to the lack of a public market for our common stock, and the risk that one may never develop, investors may not be able to sell their shares.

  There is no public market for our common stock and no assurance that one will develop. Although we intend to cause a market maker to apply to have our common stock quoted on the Over-the-Counter Bulletin Board as soon as we satisfy the eligibility requirements, we cannot assure you that our common stock will become quoted on the OTC Bulletin Board. Further, even if our common stock becomes quoted on the OTC Bulletin Board, there is no assurance that a trading market will develop in the common stock. In any trading market that develops, we cannot assure you that the price of the shares in the market will be equal to or greater than the price per share investors pay in this offering; in fact, the price of our shares in any public market could be significantly lower. In that event, investors in this offering may have difficulty liquidating their investments.

    T.    Even if our stock becomes quoted on an exchange, it will be thinly traded and highly volatile and may not increase in value to offer a return to the investor.

  Even if our common stock is approved for quotation by a market maker through the Over-the-Counter Bulletin Board, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysis. Any market that develops for purchases and sales of our common stock is likely to be limited. Accordingly, we anticipate that our common stock will be, if at all, very thinly traded and the sale of a limited number of shares could cause the price to fall sharply. As a result, it may be difficult to sell shares of our common stock without significantly depressing the value of the shares. Unless we are successful in developing continued investor interest in our common stock, sales of our stock could continue to result in major fluctuations in the price of the stock. We do not expect to be able to obtain security or industry analyst coverage and our common stock may not have visibility in the financial markets because of this. The lack of analysis could also cause our stock price or trading volume to decline.

  U.   There is no assurance that a public market will develop for our stock, but, if a market develops, the stock will likely be subject to the “penny stock” rules.

  We make no assurance that a public market will develop for our common stock. However, if a trading market develops, it is likely that transactions in our common stock will be subject to the Commission’s “penny stock” rules and, as a result, any trading activity in our common stock may be materially adversely affected and broker-dealers may experience difficulty in completing customer transactions. Because our common stock will not be listed on a nationally approved exchange or the NASDAQ, we will not meet certain minimum financing requirements and the bid price, if any, for our common stock will be less than $5.00 per share, it will likely be considered penny stock within the meaning of Rule 3a-51-1 of the Securities Exchange Act of 1934. The Securities and Exchange Commission regulates broker-dealer practices in connection with transactions in penny stocks. Further, penny stocks often suffer wide fluctuations in price and have certain disclosure requirements that make resale in the secondary market difficult, if not impossible. This would adversely affect your ability to sell the shares in any trading market that may develop. Rules associated with transactions in penny stocks include the following:

>	The delivery of a standardized risk disclosure document;

>
The provision of other information, such as current bid and offer quotations, the compensation to be provided to broker-dealers and salespersons and monthly accounting for penny stocks held in the customer’s account;

>	Written determination that the penny stock is a suitable investment for the purchaser; and

>	Written agreement to the transaction by the purchaser.

Because our common stock will likely be subject to these rules in the event that a trading market develops, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our shares may be materially adversely affected. As a result, the market price of our common stock may be materially depressed and you may find it more difficult to sell the shares.

.          V.    All of our present shareholders except two principals may be selling their shares and the selling of these shares could have a very adverse effect on the price of our stock.

        All of our shareholders, except our two principal shareholders, may be selling all or most of their shares. Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely-tradable without restrictions under the Securities Act of 1933, except for any shares held by “affiliates,” which will be restricted by limitations of Rule 144 under the Securities Act. The selling shareholders may sell or attempt to sell all of their shares being registered pursuant to the registration statement of which this prospectus is a part at $0.10 per share until, and if, a market develops for our shares via the OTC Bulletin Board, at which time, if ever, the selling shareholders may offer and sell the shares from time to time in each case at prices then prevailing in the public market at the time of sale, at prices related to these prevailing market prices or at negotiated prices, in open market transactions, in private or negotiated transactions or in a combination of these methods of sale. As a result, the price, if any, for the stock may fall. In addition to the shares available for resale under this registration statement, because of the provisions of Rule 144, all restricted stock is currently available for sale in a public market, if one develops. The availability for sale of substantial amounts of stock under Rule 144 could reduce prevailing prices for the common stock. Because we have a limited number of shares of common stock issued and outstanding, sales of any significant number of shares into the market would depress the share price and the price may not appreciate thereafter.

          W.   Preferred stock may be issued that may have preferences over the common stock and may cause additional dilution. Preferred stock can be issued with a board of directors’ resolution.

  We are authorized to issue 5,000,000 shares of preferred stock, which, if issued, may reduce the price of the common stock. Although no preferred stock is currently issued or outstanding, our directors are authorized by our articles of incorporation to issue preferred stock in series without the consent of our shareholders. Our preferred stock, if and when issued, may rank senior to common stock with respect to payment of dividends and amounts received by shareholders upon liquidation, dissolution or winding up. The issuance of preferred stock in series and the preferences given the preferred stock must be by a resolution of directors, but we do not need the approval of our shareholders. The existence of rights, which are senior to common stock, may reduce the price of our common stock.

         X.   We have no audit, disclosure or compensation committee and our shareholders must rely on the actions of our sole director.

  Because we do not have an audit, disclosure or compensation committee, shareholders must rely on our sole director, who is not independent, to perform these functions. We do not have an audit, disclosure or compensation committee comprised of independent directors. Indeed, we do not have an audit, disclosure or compensation committee. Accordingly, the board of directors as a whole must perform the functions of audit, disclosure and compensation committee members. Our board of directors is presently comprised of one member, who is not independent. Thus, there is a potential conflict in that our sole director, who is also an executive officer, will determine management compensation and audit and disclosure issues that may affect management decisions.

  Y.  Our company will be subject to reporting requirements of the SEC that can be costly and time consuming.

 After the effectiveness of this registration statement, we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, accordingly, we will be obligated to file a Form 10-KSB with audited financial statements annually, a Form 10-QSB with unaudited financial statements quarterly and other reports with the Securities and Exchange Commission that are both costly and time consuming. These filings will place additional burdens on us, both financially and with regard to the demands on the time of our executive officers. If we cease filing these reports, our common stock would no longer be eligible for quotation on the Over-the-Counter Bulletin Board, which could reduce the value and liquidity of your investment in our shares. If we are not required under Section 12(g) or otherwise to be a mandatory Exchange Act filer because of the fact that we have less than 500 shareholders, we intend to continue as a voluntary reporting company, although we would not be subject to the proxy statement or other information requirements of the Securities Exchange Act. In the event that we are unable to establish a base of operations that generates sufficient cash flow or we are unsuccessful in obtaining additional equity or debt financing, the costs of maintaining our status as a reporting entity may inhibit out ability to continue our operations. If we subsequently decide to cease filing reports, our securities could no longer be quoted on the Over-the-Counter Bulletin Board. This could reduce the value and liquidity of your investment in our shares.

    Z. We will not pay dividends to shareholders.

  Investors should not buy our common stock expecting to receive dividends. We have not paid any dividends on our common stock in the past, and we do not anticipate that we will pay any dividends in the foreseeable future. Our present intention is to utilize all available funds for the development of our business. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. There is no assurance that we will ever have excess funds available for the payment of dividends.

FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are "forward-looking statements." These forward-looking statements involve certain known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future developments.

  Relying on forward-looking statements in this prospectus could cause a potential investor to incorrectly assess the risks and uncertainties of investing in our stock because our actual results may differ materially from what was anticipated in those statements.

  Most of the matters discussed in this prospectus include forward-looking statements regarding our current expectations and projections about future events, including, among other things:

>	Implementing our business strategy;

>	Obtaining and expanding market acceptance for our products and services;

>	Forecasting the commercial acceptance of the products and services; and

>	Competition and competitive influences within our proposed market.

AVAILABLE INFORMATION

  We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933 covering the shares of common stock in this offering. As permitted by rules and regulations of the Commission, this prospectus does not contain all of the information in the registration statement. For further information regarding both Fresh Ideas Media and the common stock in this offering, we refer you to the registration statement, including all exhibits, which may be inspected without charge at the public reference facilities of the Commission’s Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained upon written request and payment of prescribed fees. The public may obtain information on the operation of the public reference section by calling the Commission at 1-800-SEC-0330.

  As of the date of this prospectus, we have become subject to the information requirements of the Securities Exchange Act of 1934. Accordingly, Fresh Ideas Media will file reports and other information with the Commission. These materials will be available for inspection and copying at the public reference facilities maintained by the Commission at the address set forth above. Copies of the material may be obtained from the public reference section of the Commission in the manner described above. The Commission also maintains a web site on the internet located at http://www.sec.gov where reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

  Copies of our annual, quarterly and other reports filed with the Commission, starting with the quarterly report for the first quarter ended after the date of this prospectus, which is due 45 days after the end of the quarter, will also be available upon request, without charge, by writing Fresh Ideas Media, Inc., 6521 Ocaso Drive, Castle Rock, Colorado 80108.

USE OF PROCEEDS

  We will receive proceeds only from the sale of the shares of common stock offered by Fresh Ideas Media pursuant to this prospectus. We will not receive any proceeds from the resale by the selling shareholders of their shares. We estimate that the proceeds of this offering will be used as set forth in the table below.

	If 250,000 Shares Sold		If 1,000,000 Shares Sold
	Amount	Per Cent	Amount	Per Cent
Gross proceeds	$25,000	100.00%	$100,000	100.00%

Estimated offering expenses(1):

Legal fees & expenses(2)	5,000	20.00%	5,000	5.00%
Printing & engraving expenses	1,000	4.00%	1,000	1.00%
Miscellaneous expenses(3)	500	2.00%	500	0.05%
SEC registration fee	12	* %	12	* %

Total Net Proceeds	18,488	73.95%	93,488	93.49%
Estimated use of net proceeds:

General & administrative expenses	4,488	24.00%	37,221	37.22%
Marketing of sub-licenses	4,000	12.00%	30,000	30.00%
Legal, accounting & other expenses for Commission reporting obligations	10,000	8.88%	10,000	10.00%
Working capital to cover miscellaneous expenses & reserves	-0-	0.00%	8,000	8.00%
Repayment of debt(4)	-0-	0.00%	8,267	8.27%

Total	$18,488	73.95%	$93,488	93.49%

	If 500,000 Shares Sold		If 750,000 Shares Sold
	Amount	Per Cent	Amount	Per Cent

Gross proceeds	$50,000	100.00%	$75,000	100.00%

Estimated offering expenses(1):
Legal fees & expenses(2)	5,000	10.00%	5,000	6.67%
Printing & engraving expenses	1,000	2.00%	1,000	1.33%
Miscellaneous expenses(3)	500	1.00%	500	0.67%
SEC registration fee	12	* %	12	* %

Total Net Proceeds	43,488	86.98%	68,488	91.32%

Estimated use of net proceeds:

General & administrative expenses	16,500	33.00%	24,500	32.67%
Marketing of sub-licenses	15,000	30.00%	23,000	30.67%
Legal, accounting & other expenses for Commission reporting obligations	10,000	20.00%	10,000	13.33%
Working capital to cover miscellaneous expenses & reserves	1,988	3.98%	2,721	3.63%
Repayment of debt(4)	-0-	0.00%	8,267	11.02%

Total	$43,488	86.98%	$68,488	91.32%

*Less than one per cent.

_________________

(1)    Accounting fees and expenses in the amount of $2,500 have been paid from our treasury.

(2)   Legal fees and expenses include Blue Sky services and expenses. The sum of $6,000, out of a total of $11,000 of said expenses, has been paid from our treasury.

(3)   Miscellaneous expenses include the reimbursement of our executive officers for out-of-pocket expenses incurred in connection with the offering.

(4)   Repayment of debt includes the principal amount of a loan initially due April 1, 2006, which has been renewed through June 1, 2007, bearing interest at the rate of 5% per annum, from American Business Services, together with accrued interest in the amount of $267 as of November 30, 2006.

           There is no minimum purchase requirement nor any commitment by any person to purchase any or all of the shares of common stock offered by this prospectus and, therefore, there can be no assurance that the offering will be totally subscribed for the sale of the 1,000,000 shares of common stock being offered.

 Neither our President and sole director nor our Secretary will receive any compensation for his or her services performed for us, other than reimbursement for any out-of-pocket expenses he or she may incur in connection with activities on our behalf. Any reimbursement of out-of-pocket expenses would occur at our discretion.

 No portion of the net proceeds will be used to pay off the outstanding balance of $15,500 on the license. We will pay the licensor 30% of the total fees we receive from the sale of sub-licenses until the balance of the license fee is paid in full.

 Unless we are successful in raising gross proceeds of at least $75,000 from the sale of shares of common stock in this offering, no portion of the net proceeds will be used to pay the principal amount of, or the accrued interest on, the loan totaling $8,267 as of November 30, 2006, received from American Business Services.

 We are of the opinion that, if we succeed in selling at least 25% of the shares of common stock being offered, the available funds, along with the proceeds of the sale of sub-licenses, will satisfy our cash requirements for at least the next year and that it will not be necessary, during that period, to raise additional funds to meet the expenditures required for operating our business. We are depending on the sale of sub-licenses, along with the proceeds of this offering to meet the cash needs of the company for the next year. If at lest 25% of the shares being offered are sold, and if we fail to sell enough sub-licenses during the year to meet our cash requirements, it may be necessary for us to obtain additional equity and/or debt financing, the availability of which cannot be assured. If additional financing is unavailable from independent third parties upon acceptable terms, we believe that our existing shareholders would provide us with any additional capital that we require. However, they have no obligation to do so. As of the date of this prospectus, we have sold three sub-licenses to market our Community Alliances product. We are still in the development stage for the Our Best Wishes greeting card product.

  Without sufficient revenue from operations, the offering proceeds are expected to be inadequate to fully implement our proposed business plan if we fail to sell all 1,000,000 shares of common stock being offered. In that event, we anticipate that our continued operation after the expiration of one year will be dependent upon our ability to obtain additional equity and/or debt financing, the availability of which cannot be assured. As of the date of this prospectus, we have sold only three sub-licenses to market our school folder product and our greeting card product is still in the development stage. We have no clients for our proposed consulting services.

DETERMINATION OF OFFERING PRICE

At present, there is no established public market for our shares of common stock. As a result, we have arbitrarily determined the offering price and other terms and conditions relative to the shares and they bear no relationship to our assets, earnings, book value or any other objective criteria of value. No investment banker, appraiser or other independent third party has been consulted concerning the determination or the fairness of the offering price for the shares.

The selling shareholders may offer and sell the shares of common stock from time to time in each case at $0.10 per share until, and if, a market develops for our shares of common stock via the OTC Bulletin Board, at which time, if ever, the selling shareholders may offer and sell the shares at fixed prices, at prices then prevailing in the public market at the time of sale, at prices related to these prevailing market prices or at negotiated prices, in open market transactions, in private or negotiated transactions or in a combination of these methods of sale.

DILUTION

The difference between the public offering price per share of common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of our common stock.

At November 30, 2006, our net tangible book value was $(23,601) or approximately $(0.03) per share of common stock. After giving effect to the sale of 1,000,000 shares of common stock and the deduction of estimated unpaid expenses of this offering, our pro forma net tangible book value at November 30, 2006, would have been approximately $69,887, or approximately $0.04 per share, representing an immediate increase in net tangible book value of approximately $0.07 per share to the existing shareholders and an immediate dilution of approximately $0.06 per share, or approximately 60%, to new investors.

The following table illustrates the dilution to the new investors on a per-share basis:

Public offering price	$0.10

Net tangible book value per share before this offering	$(0.03)

Increase attributable to new investors	$0.07

Pro forma net tangible book value per share after this offering	$0.04

Dilution to new investors	$0.06

The following table sets forth information with respect to our existing shareholders and the new investors:

	Shares Purchased		Total Consideration
	Number	%	Amount	%	Average Price Per Share
Existing shareholders	706,000	41.4%	$8,300	7.7%	$0.01

New investors	1,000,000	58.6%	100,000	92.3%	$0.10

Total	1,706,000	100.0%	108,300	100.0%

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:

Net tangible book value before this offering	$(23,601)

Net proceeds from this offering	93,488

$69,887
Denominator:

Shares of common stock outstanding prior to this offering	706,000

Shares of common stock included in the offering	1,000,000

1,706,000

The board of directors is authorized to issue additional shares of common stock, not to exceed the amount authorized by our articles of incorporation, and to issue options for the purchase of shares on such terms and conditions and for such consideration as the board may deem appropriate without further shareholder action.

CAPITALIZATION

  The following table sets forth our capitalization at November 30, 2006, and as adjusted to give effect to the sale of 1,000,000 shares of common stock in this offering for gross proceeds of $100,000, and the application of the estimated net proceeds derived from the sale of the shares:

	November 30, 2006
	Actual	As Adjusted
Debt:

Total liabilities	$58,0688	$58,068

Shareholders’ equity:

Preferred stock, $0.001 par value per share; 5,000,000 shares authorized; none issued	-	-

Common stock, $0.001 par value per share;

95,000,000 shares authorized; 706,000 shares issued and outstanding, 1,706,000 shares issued and outstanding, as adjusted	706	1,706

Additional paid-in capital	7,594	100,082

Loss accumulated during developmental stage	(31,901)	(31,901)

Total shareholders’ equity	(23,601)	69,887

Total capitalization	$34,467	$127,955

BUSINESS

General

  Fresh Ideas Media is a marketing and advertising company targeting small to mid-size businesses. We were incorporated in the State of Nevada on February 22, 2005, and we have only recently commenced operations.

Our Business and Business Strategy

  We acquired and transferred to Community Alliance, one of our two wholly-owned subsidiaries, the exclusive license, and right to grant sub-licenses, to publish and market the advertising product of custom school take-home folders in 45 states of the United States. Community Alliance plans to sell sub-licenses to market the custom school take-home folder in all 45 states. As of the date of this prospectus, we have sold sub-licenses to market the school folder product in three states. We recently organized Our Best Wishes, Inc., as a wholly-owned subsidiary of Fresh Ideas Media to market sub-licenses for the greeting card product. The Our Best Wishes Greeting Card is still in the development stage and marketing activities for this product have not yet commenced.

 In addition to selling sub-licenses to market the school take-home folder and greeting card products, in the future we propose to offer consulting services in the areas of sales and marketing to small and mid-sized companies.

Community Alliance Custom School Take-Home Folder Product

  The Community Alliance Custom School Take-Home Folder product involves supplying elementary schools free of charge with what are sometimes called “take-home folders” that display advertising by community businesses. Each school signs an agreement with a sub-licensee permitting Community Alliance to provide the folders for two consecutive school years. Community Alliance provides each school with a minimum of two folders per student. We believe that the number of folders required to be printed per school will range from 800 to 1,500 folders. The schools distribute the folders via the teachers to the students at the beginning and at the middle of the school year. The students take the folders home with important information and communications from school. By publishing their advertisements on the take-home folders, community businesses sponsor their local school and develop name recognition in the community. Our customized school take-home folder replaces generic communications folders currently being used in elementary schools across the nation. Community Alliance produces and supplies these custom take-home folders to elementary schools via sub-licensees at no cost to the schools or the district. Based upon information available to us, most schools throughout the United States require the parents to purchase the folders or, in some cases, the school may supply folders at its expense.

 The sub-licensees sell advertisements and sponsorship to community businesses that display their advertising on the folders. There are eight to ten advertising spots on each school folder. The advertisements are priced at $350 to $550 for the year. Pricing for the advertisements is determined by placement and size, as follows:

•	1/4 front cover - $550;

•	Pocket flap - $550;

•	1/3 back cover - $500; and

•	1/6 back cover - $350.

  Virtually every parent, teacher and child views the advertisements on the folders every week for an entire school year. Students receive a high quality folder specifically designed for their school. In addition to the advertisements, the folders include school pride elements such as the school logo, important telephone numbers, calendars and/or handbook information. Local businesses that have an interest in their communities are the target customers to sponsor the folders. We believe that the program benefits all parties, as follows:

•	our product is an attractive and useful replacement at no charge for a generic product presently provided by many elementary schools at their cost or the cost of the parents;

•	the parents and students obtain useful information about the school and its policies and procedures printed on the folders and community businesses from advertisements displayed on the folders; and

•	the community business sponsors benefit from exposure via a "friendly" medium to their target market on a weekly basis.

Community Alliance Custom School Take-Home Folder Program

 Fresh Ideas Media was formed to take full advantage of the opportunities presented by the Community Alliance Custom School Take-Home Folder program, as well as other synergistic business products and services. Venitech, LLC, a Colorado limited liability company, and 50%-owned by Ms. Ruth Daily, has licensed the business concept, trademarks and trade secrets in connection with the products for 45 states of the United States to Fresh Ideas Media, which, in turn, transferred the license to Community Alliance. We organized Community Alliance as a wholly-owned subsidiary of Fresh Ideas Media to market sub-licenses for the school folder program in all states of the United States, except Colorado, Florida, Nebraska, Oklahoma and Texas. The members of Venitech do not have the desire or capability to market their products on a national level. They reviewed and accepted the business model of Fresh Ideas Media. Ms. Daily received a 42.5% equity ownership interest in Fresh Ideas Media for her services in organizing the company. As of the date of this prospectus, Community Alliance has sold sub-licenses in the three States of Arizona, Missouri and Ohio.

 Except for the first five sub-license territories sold, we established the one-time sub-license fee to be $15,000 per sub-license territory. We decided to reduce the sub-license fee to $10,000 for the first five territories in order to induce five persons to purchase sub-licenses immediately. We will determine, in our sole discretion, whether a sub-licensee will be required to pay the full amount of the sub-license fee in advance or whether we will permit the sub-licensee to make a deposit and pay the balance over time. We will make this determination based upon the qualifications of each prospective sub-licensee. We acquired and transferred to Community Alliance, one of our two wholly-owned subsidiaries, the exclusive license, and right to grant sub-licenses, to publish and market the advertising product of custom school take-home folders in 45 states of the United States. Community Alliance plans to sell sub-licenses to market the custom school take-home folder in all 45 states. In addition to the sub-license fee, we charge the sub-licensees a publication fee of $1,900 for each school project that includes the creation of advertisements for the sponsors and the production, printing and delivery of the school folders. We may reduce the publication fee for small schools. To assure a top-quality product, we require sub-licensees to use Community Alliance as their folder production source.

Our Best Wishes Greeting Card Program

  In addition to the Community Alliance Custom School Take-Home Folder product, we obtained the exclusive license to market the Our Best Wishes Greeting Card product and concept under the license agreement we entered into with Venitech in March of 2005. The Our Best Wishes Greeting Card product was included in the license agreement between Venitech and Fresh Ideas Media and all of the same terms apply, except that there is no minimum required in the sale of the Our Best Wishes products or sub-licenses. We intend to transfer the rights to this product to Our Best Wishes. The licensed territory includes all states in the United States except Colorado, Florida, Nebraska, Oklahoma and Texas.

  We recently organized Our Best Wishes as a wholly-owned subsidiary to sell sub-licenses in each state in the licensed territory in order to implement the Our Best Wishes Greeting Card program. The program will involve sending direct-mail birthday greeting cards to private residences. We presently envision that each card will contain eight coupons for gift offerings from local businesses. The cost of producing the product will include graphic design, printing, mailing and the purchase price of mailing lists. The sub-licensees will be required to sell advertising space to each of the businesses participating in the program on a quarterly basis. We presently anticipate the mailing, at the beginning of each month, of 1,000 greeting card mail pieces in each zip code campaign.

  We will offer the first five sub-licenses to sub-licensees for the school take-home folder at no charge for the Our Best Wishes Greeting Card. This is one of the methods that we have chosen to both test and perfect the program. After the first five sub-licenses, we will offer existing sub-licensees for the school take-home folder product the first right to purchase sub-licenses to market the greeting card product. We anticipate, but cannot assure, that we will sell many of the sub-licenses for the greeting card product to these existing sub-licensees or individuals personally referred by them.

  We believe that each sub-licensee will be capable of selling an estimated 60 quarterly zip code campaigns annually by the end of the third year after the program is commenced. A quarterly zip code campaign consists of selling eight advertisements to be inserted in the direct mailing of 3,000 birthday cards.

Marketing and Sales Consulting Services

  Fresh Ideas Media’s marketing and sales consulting division will work with select small to mid-size businesses to develop and execute high performance marketing and sales programs that succeed. Proposals will be submitted to prospective clients at a $75 per hour billable labor rate plus the cost of applicable media, software and/or other tangible product requirements.

Marketing Consulting Services

  We believe that new times call for new ways. Clients today are facing much more than old media fragmentation with a veritable explosion of new media creative opportunities. We plan to work with every client to find the best creative solution to fulfill the promise of its brand or service and, most importantly, to deliver measurable results.

  We propose to divide our marketing consulting services into the following four stages of marketing program development and execution:

•	Marketing auditing;

•	Marketing strategy development;

•	Marketing planning; and

•	Guided implementation.

Sales Consulting Services

  A primary objective of any business continues to be profit and revenue growth. The “demand chain” for a company’s products or services can become extremely complex. The most effective options for reaching customers may range from a straight forward direct sales model to the inclusion of more leveraged resources such as multiple sales channels, alliances and business development relationships, all of which require unique strategies, execution and management.

  Through our sales consulting services, we propose to provide the professional and cost-effective counsel, assistance and support a business needs to increase sales revenue and to maximize the rate of return on its sales investment. By coupling experience and knowledge in effective sales management practice with a systematic proven process for analysis and implementation, we propose to offer a range of valuable services to help clients meet their profit and revenue objectives.

  We presently envision that the sales consulting services of Fresh Ideas Media will include interim sales management; sales and sales management coaching and counseling; sales recruitment assistance; channel and strategic partner relationship management; rate of return analysis; development and implementation of tools used to maximize productivity to the sales cycle; sales compensation and incentive program design and implementation; customer relations management software evaluation and recommendation; software evaluation and recommendation; business plan sales and marketing strategy development; and field marketing strategies for investing sales resources closer to the customer.

    Sub-licensees will be paid a referral fee of 10% of revenue received for all prospects they submit to Fresh Ideas Media that result in a consulting agreement.

  We propose to retain consultants on an independent contract basis as volume demands. Estimated wages for the consultants are $36 per hour, with a net profit margin to us of 48%. We recognize the fact that small to mid-size businesses have limited budgets, based on limited revenue. Accordingly, we believe that a small number of consulting hours will be required to make a significant difference in a client’s revenue growth. We estimate that the average consulting agreement will require approximately 100 labor hours at $75 per hour or $7,500 per contract.

License Agreement

  The license agreement with Venitech pertaining to the products being developed and/or marketed by Community Alliance and Our Best Wishes grants to us the exclusive rights to the trademarks “Community Alliance” and “Our Best Wishes” in 45 states of the United States. In addition, the license agreement grants to us, during the term of the agreement and in the territory of the 45 states, the sole and exclusive right and license to use and develop the business concept, including copyrights, trademarks, intellectual property and know-how owned or developed by Venitech, for the marketing of the products. Under the license agreement, we also obtained the right to sub-license the business concept and related rights in 45 states.

  The license agreement requires payment of $30,000, with an initial payment of $10,000 and payment of 30% of the sub-license fee for each sub-license sold thereafter until the full amount of $30,000 has been paid. Thereafter, we are required to pay Venitech 20% of the sub-license fee for each sub-license sold.

  The States of Colorado, Florida, Nebraska, Oklahoma and Texas were excluded from the territory covered by the license agreement. The reason for the exclusion of Colorado is that Venitech operates in Colorado, with the benefit to us from Venitech’s continuous efforts to perfect products and marketing programs. Four other states were excepted from the contract because the licensor has either licensed, assisted or is otherwise related to other companies engaged in the business of supplying take-home school folders to elementary schools in those states.

  The term of the license agreement with Venitech is a period of five years through May 15, 2010, with the right to renew the agreement for an additional three years through May 15, 2013 under certain circumstances. Our right to renew the license agreement is contingent on the following:

•
We sell three sub-licenses in the first year of the license agreement through March 14, 2006, and that we sell a minimum of four sub-licenses during each period thereafter through August 14, 2007, March 14, 2008, March 14, 2009 and March 14, 2010, respectively.

•	We are not delinquent in the payment of any fees required to be paid to Venitech under the terms of the license agreement.

•	We are not otherwise in default under the license agreement.

•	We give Venitech written notice of our intent to renew the license agreement no later than February 15, 2010.

We sold three sub-licenses prior to March 14, 2006, as required under the terms of the license agreement. We are required to sell an additional four sub-licenses prior to each of August 14, 2007, March 14, 2008, March 14, 2009 and March 14, 2010, in order to maintain the right to renew the agreement. Venitech granted us an extension of time through August 14, 2007, to sell the additional four sub-licenses that we were initially required to sell during the year ended March 14, 2007, under the terms of the license agreement.

Sub-License Agreement with Community Alliance

  On March 24, 2005, we transferred the rights to the business concept, intellectual property, trademarks, copyrights and know-how relating to the take-home school folder and greeting card products in the licensed territory of 45 states of the United States to Community Alliance. Community Alliance, in turn, sub-licensed the rights to the take-home school folder product to three sub-licensees in the states of Arizona, Missouri and Ohio. Community Alliance proposes to sell sub-licenses to the take-home school folder for up to 95 sub-license territories in the other 42 states. We established the fee for a sub-license for a sub-license territory to be $15,000, with the exception of the first five sub-licenses, of which two sub-license territories remain available for sale, for which the sub-license fee was set at $10,000. We will permit a sub-licensee to make a deposit and pay the balance of the sub-license fee over time in certain instances. The concern of management is to have qualified individuals as sub-licensees. To date, we have sold sub-licenses for three of the first five territories available at the reduced sub-license fee of $10,000. We consider the reduction in the sub-license fee for the first five sub-licensees to be an excellent investment in our overall marketing program.

    The sub-licensee is required to have a minimum of 15 schools under contract in any given school year after the first school year to maintain the contract, but must have a minimum of 25 schools under contract at the end of the fifth year in order to renew the sub-lease agreement. As of the date of this prospectus, our sub-licensee in Arizona has six schools under contract, our Missouri sub-licensee has seven schools under contract and our sub-licensee in Ohio has not yet begun to market the school folder program because of family problems. All of the sub-licensees are in the second school year of their sub-lease agreements. Our Arizona sub-licensee secured contracts with all six schools during the first school year of the sub-license and is on track to secure contracts with the required additional nine schools prior to the end of the second school year this June of 2007. The sub-licensee in Missouri secured contracts with the seven schools it has under contract in the first school year of the sub-license. The Ohio sub-licensee feels confident that she will be able to contract with the requisite number of 15 schools by the end of the second school year in June of this year. Under the terms of the sub-license agreement, we have the right to terminate the sub-license agreement of any sub-licensee who fails to comply with the terms of the agreement upon 30 days’ written notice to the sub-licensee. No sub-licensee is in default of its or her sub-license agreement as of the date of this prospectus because the sub-licensee is not required to have a minimum of 15 schools under contract until the end of the current school year.

  The sub-licensee is required to use Community Alliance for production of the products. We have established a publication fee of $1,900 per school folder. However, we may reduce the publication fee for small schools. This fee covers the creation of advertisements for the sponsors and the artwork, production, printing and shipping of, and overhead and profit to Community Alliance on, the school folders.

Sub-License Agreement with Our Best Wishes

Community Alliance intends to transfer the business concept, intellectual property, trademarks, copyrights and know-how relating to the direct mail greeting card product in the 45 states of the United States covered by the license agreement to Our Best Wishes, a wholly-owned subsidiary of Fresh Ideas Media. Our Best Wishes intends, in turn, to sub-license the rights to the greeting card product to sub-licensees in up to 98 sub-license territories in these 45 states.

The fee for a sub-license for a sub-license territory will be $15,000, except for the first five sub-licenses, which we will grant free of charge to existing sub-licensees of Community Alliance for the school take-home folder product. After the first five sub-licenses, we will offer existing sub-licensees for the school folder product the first right to purchase sub-licenses to market the greeting card product. We will permit a sub-licensee to make a deposit and pay the balance of the sub-license fee over time in certain instances.

The sub-license agreement requires the sub-licensee to conduct a minimum of 24 quarterly direct-mail campaigns per year after the initial five years in order to maintain and renew the sub-license agreement. The sub-licensee is required to use Our Best Wishes for production of the direct-mail greeting card product. We have established a publication fee of $4,200 per quarterly zip code mailing campaign. This fee covers the purchase price of mailing lists and the graphic design, production, printing and mailing of, and overhead and profit to Our Best Wishes on, the direct-mail campaigns.

Employees

  We currently have two executive officers, one of whom is the sole member of our board of directors. At present we have no other employees. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to spend whatever time is needed to implement the business plan.

  We intend to add employees as the need arises and capital is available. At present, we are sub-contracting all of the artwork for the school folders that is then sent to the printer after production and shipped directly from the printer to the sub-licensee. Time devoted through the date of this prospectus by the present officers is primarily in interviewing prospective sub-licensees and supporting the three existing sub-licensees. So long as we are in the development stage, we will rely principally upon the efforts of the sub-licensees to make Fresh Ideas Media a success. Therefore, in the future, we intend to employ additional management and sales and other personnel as we implement our business plan. There can be no assurance that we will attract and retain key technical, management, sales or other employees in the future.

 Competition
    The marketing and advertising businesses in which we expect to compete are intensely competitive and Fresh Ideas Media and/or our sub-licensees may not be able to compete in the market(s) effectively. Those competing for advertising dollars may include, but would not be limited to, newspapers, television, radio, magazines,billboards, direct-mail and numerous other businesses looking for ways to spend their advertising dollars. Most of the companies competing for the advertising dollars of local businesses will be substantially larger and will have operating histories and records of successful operations, greater financial resources, technical expertise, managerial capabilities and other resources, more employees and more extensive facilities than we have, or will have, in the foreseeable future. Our sub-licensees must compete with these established companies for those advertising dollars.

     Community Stars, LLC, a company owned by Ms. Daily’s sister that operates, or intends to operate, in the five states excepted from the license agreement, currently supplyies elementary schools with take-home folders. Community Stars may in the future attempt to offer its products in the 45 states in which we intend to operate. Further, it is possible that competitors exist of which we are unaware and/or that might start the same or a similar business in any given area within the 45 states covered by our license agreement. If this occurs, it could adversely affect our sub-licensee in that area or even keep the sub-licensee from operating effectively. Others marketing the school take-home folder in an area within the territory licensed to us may very well keep us from selling a sub-license in that respective area. We have no recourse against anyone desiring to conduct the same business as us in any of the 45 states in the licensed territory.

    Because of the uniqueness of the school take-home folder and from the experience that Venitech has had in Colorado over the past three years, we believe that our sub-licensees will be able to compete for the advertising dollars of local businesses in their respective territories. However, there is no assurance that this will be the case.

    We are aware of two other companies selling direct-mail birthday pieces. These companies operate only in their respective States of Florida and Missouri. We believe that our product is superior in design and quality. As with the school folder product, our sub-licensees will encounter intense competition within the advertising market. There are many advertising products competing for the advertising dollars of our prospects and sub-licensees.

Intellectual Property

  Venitech, the licensor, granted to us the exclusive license to publish and market two advertising products, the Community Alliance Custom School Take-Home Folder and Our Best Wishes Greeting Card, including the right to use the trademarks, "Community Alliance" and "Our Best Wishes," in 45 states of the United States. The licensor has applied for both trademarks and is active in completing the process, but has not yet secured registration for the trademarks, "Community Alliance" and "Our Best Wishes," in the United States or any other country.

  In any given market, a competitor may sell the same products and services that we sell under any business name that they desire. We have no exclusive right to the idea, but only to the business concept as developed by Venitech. If a competitor is or commences marketing of school take-home folders or a greeting card similar to the Our Best Wishes Greeting Card, it could have a material adverse effect on our business. This competition could either limit the growth and sales by our sub-licensees or keep them from conducting business altogether. If this were to happen in a number of proposed territories, it could have a major adverse effect on our business.

  We know of no particular barriers that exist at this time that would keep us from entering any market for which we have a license. We know of no one producing school take-home folders such as we produce in the licensed territory of the 45 states. At this time, we do not believe that we will compete with a similar business. However, some schools may desire to continue to provide take-home school folders to their students, or they may continue to require the parents to provide the folders.

  Despite the licensor's efforts to protect its proprietary rights, unauthorized persons may attempt to copy aspects of the custom school take-home folder and greeting card programs, product information and sales mechanics or to obtain and use information that the licensor regards as proprietary. We depend upon the licensor to adequately protect or enforce the intellectual property rights in connection with these products. The failure of the licensor to adequately protect its intellectual property rights or any encroachment upon the proprietary information, the unauthorized use of the trademarks, the use of a similar name by a competing company or a lawsuit initiated against us for our infringement upon another company's proprietary information or improper use of their trademark, may affect our ability to create brand name recognition, cause customer confusion and/or have a detrimental effect on our business. Third parties may also claim infringement by us with respect to past, current or future programs.

Government Regulation

  Government approval is not necessary for our business. We anticipate that government regulations will have little or no effect on our business except insofar as their applicability to businesses generally.

Facilities

  We do not own any real estate or other physical property. Since our inception on February 22, 2005, we have maintained our offices, pursuant to a verbal arrangement, rent-free at the residence of our management, located at 6521 Ocaso Drive, Castle Rock, Colorado 80108. We believe that these facilities are suitable and adequate for our business as it is presently conducted. We anticipate the continued utilization of these facilities until the time, if ever, that we obtain sufficient funding and/or generate a level of earnings sufficient to enable us to obtain office space from an unaffiliated third party.

Legal Proceedings

  As of the date of this prospectus, we know of no legal proceedings to which we are a party or to which any of our property interests are subject, which are pending, threatened or contemplated, or of any unsatisfied judgments against us.

PLAN OF OPERATION

General

  The business plan of Fresh Ideas Media includes three subsidiaries: Community Alliance, Inc.; Our Best Wishes, Inc; and Dynamix Business Consulting, Inc., which has not yet been organized. Each subsidiary has a well-defined plan of operations, which is summarized here. Our business plan and financial projections are based upon the assumption that the sum of $100,000 is raised in this offering. If only a percentage of this amount is raised, we are able to roll-out the products and offer sub-licenses at a more conservative rate, resulting in reduced expenditure in the areas of marketing, operations and human resources.

In March of 2005, we acquired the exclusive license in 45 states to publish and market two advertising products, the Community Alliance Custom School Take-Home Folder and Our Best Wishes Direct Mail Greeting Card. We transferred to Community Alliance the exclusive license, and right to grant sub-licenses, to publish and market the custom school take-home folders in all 45 states in the licensed territory. In the year following the completion of this offering, we propose to transfer the rights to the greeting card product to Our Best Wishes and sell sub-licenses for the product through Our Best Wishes. The same terms apply to both products under the license agreement, except that there is no minimum number of greeting card products or sub-licenses required to be sold. Under the terms of the license agreement, we are obligated to pay the licensor 30% of the sub-license fees we receive from the sale of sub-licenses until the license fee is paid in full. After the sum of $30,000 has been paid in full, we are obligated to pay the licensor 20% of the total sub-license fees we receive from the sale of sub-licenses during the term of the license agreement. The license agreement terminates on May 15, 2010, unless we elect to renew it for an additional three years under the terms provided for in the agreement, including that we sell a minimum of four sub-licenses during each period through August 14, 2007, March 14, 2008, March 14, 2009 and March 14, 2010; we are not delinquent in the payment of any fees to the licensor; we are not otherwise in default under the license agreement; and we give written notice of our intent to renew the license agreement no later than February15, 2010.

  Community Alliance has two profit centers: the sale of sub-licenses defined by territory and the publication fees from the custom folders produced for each elementary school contracted by the sub-licensee within its territory. The sub-license fee per territory is $15,000, with the exception of the first five sub-licenses, of which two sub-license territories remain available for sale, for which the sub-license fee was reduced to $10,000, and the publication fee per school contract is $1,900. However, in the case of small schools, we may reduce the publication fee.To date, Community Alliance has sold sub-licenses for the take-home school folder product in three states. Community Alliance proposes to sell sub-licenses for the take-home school folder in up to 95 sub-license territories in the other 42 states.

  The sub-license agreement requires that each sub-licensee contract with a minimum of 15 schools per year after the first year, but must have a minimum of 25 schools under contract at the end of the fifth year in order to renew the sub-lease agreement. We project that the sub-licensed territories will average forty contracted schools within the third year following the purchase of a sub-license. To date, two of the three sub-licenses sold are on schedule for our projections. The third sub-licensee, while not yet having begun marketing the program, is confident of meeting second year projections. The revenue from publication fees for each school contracted by a sub-licensee to produce the custom folders is an important profit center. The sub-license agreement requires that each sub-licensee publish the folders through Community Alliance at a fee of $1,900 per school, which we may reduce for small schools. After printing and graphic design costs, Community Alliance realizes net revenue, on average, of $1,200 per school. If we are successful in selling sub-licenses in all 95 remaining identified territories and if each sub-licensee is successful in contracting with at least 25 schools, we would realize significant revenue. The projected growth of our company is based on the assumption of the receipt of the full offering amount. If less than the full amount is received, it will be necessary for us to scale back the plan of operations for Community Alliance.

  The business model for Our Best Wishes is similar to the model for Community Alliance. The two profit centers are the sale of sub-licenses within the same defined territories as for Community Alliance and publication fees associated with each direct-mail zip code campaign. The sub-licenses will be sold for $15,000 each, except a sub-license is free of charge to the first five sub-licensees if they are also sub-licensees for the school take-home folder product, and the publication fee for each zip code campaign is $4,200. We will offer the first five sub-licenses to sub-licensees for the school take-home folder at no charge for the Our Best Wishes Greeting Card. To date, Fresh Ideas Media has devoted its resources to the development of Community Alliance. Revenue for Our Best Wishes is not projected until the year following the completion of this offering.

  A proposed subsidiary to be organized under the name of Dynamix Business Consulting will be the last subsidiary developed. We believe that the development of the sub-licensed territories for Community Alliance and Our Best Wishes will provide a significant prospect base for the marketing of sales and marketing consulting services to the same small to mid-size companies that purchase advertising from the two other subsidiaries. Each sub-licensee will receive referral fees for submitting prospective clients to Dynamix Business Consulting. Dynamix Business Consulting will use subcontractors to provide the consulting services.

  Our plan of operations has been to first focus on the development of Community Alliance, and sell three sub-licenses within the first year of operations through November 30, 2005. We have used, and continue to use, the sale of the first three sub-licenses to refine our program. Our business plan involves selling Community Alliance sub-licenses in up to 98 identified territories over the next five years. We plan to expand our company by developing the Our Best Wishes subsidiary in the year following the completion of this offering. The Our Best Wishes Greeting Card product has already been developed and is being tested. The plan of operations for the Our Best Wishes Greeting Card program includes the selling of Our Best Wishes sub-licenses on the same schedule as for Community Alliance.

  After we have developed Community Alliance and Our Best Wishes to the point of having sold at least seven sub-licenses for both the school folder and greeting card products, we plan to develop the Dynamix Business Consulting subsidiary of Fresh Ideas Media. We have identified a critical need in small to medium-sized business for sales and marketing consulting services. Due to limited operation budgets, the majority of these businesses do not employ vice president or director of business development professionals. The development of Dynamix Business Consulting will follow the development of Community Alliance and Our Best Wishes because we anticipate a very strong opportunity to utilize the customer and prospect databases of the sub-licensees for both the Community Alliance and Our Best Wishes products. The target market for these two services is also small to mid-size businesses.

  We believe that our marketing plan is concise and uncomplicated. The marketing requirement for Community Alliance and Our Best Wishes is only to sell the sub-licenses within the identified territories. We propose to achieve this through advertisement in local community papers and online listing on relevant business opportunity websites. We anticipate that the developed sub-licensed territories will then be our marketing arm for the sales and marketing consulting subsidiary of Dynamix Business Consulting. All sub-licensees will be offered referral fees for bringing new customers to Dynamix Business Consulting.

     Note: Potential investors should keep in mind that Fresh Ideas Media is a start-up business entering an emerging market that has established competition. (See “Risk Factors.”) All of the above projections and pro forma results are simply estimates based on the best knowledge of our officers and the past experience of Ms. Daily. We are relying on forward thinking concepts when describing the business development of Fresh Ideas Media. However, we believe that we can develop our business within this market environment and be poised to take advantage of our network of sub-licensees to distribute products and refer prospects for sales and marketing consulting services.

Cash Requirements
  We have established our cash needs for the next twelve months based on certain factors, including the success of this offering, the sale of sub-licenses and revenue generated from production costs of the products. We estimate our minimum cash requirements through approximately February31, 2008, to be approximately $40,000 to cover the cost of selling additional sub-licenses, overhead and offering and reporting expenses, but not including the payment of any outstanding notes. We anticipate that, if a minimum of $25,000 is raised in the offering, the balance of our cash needs will be generated from the sale of sub-licenses. We believe that, if only 25% of the stock is sold in this offering, along with the sale of sub-licensees over the next twelve months, we can meet our cash needs. We intend to keep our overhead as low as possible by not paying salaries, rent or other ordinary business expenses until we have generated enough revenue or received sufficient proceeds from this offering to do so. Unless we receive at least $75,000 from this offering, we do not intend to pay any outstanding notes, including a note in the principal amount of $8,000, bearing interest at the rate of 5% per annum, due June 1, 2007, and five notes in the aggregate principal amount of $16,500, bearing interest at the rate of 5% per annum, due June 1, 2007. If we receive at least $75,000 from this offering, we intend to pay the principal amount of the $8,000 note, together with accrued interest, which was $267 through November 30, 2006. If we fail to sell at least 25% of the stock in this offering and/or we are unsuccessful in selling the necessary amount of sub-licenses, it will be necessary for us to raise additional funding, either from equity or debt.

  We do not have any arrangements or agreements in place to secure additional funding if the offering is unsuccessful or we do not sell enough sub-licenses to meet our cash needs. We cannot be certain that, if we attempt to raise money from debt, it will be available upon terms we can accept, or at all. If additional financing is unavailable from independent third parties upon acceptable terms, we believe that our existing shareholders would provide us with any additional capital that we require. However, they have no obligation to do so. Our inability to obtain additional capital on satisfactory terms may delay or prevent the expansion of our business.

Capital Resources

As of November 30, 2006, we had a working capital deficit of $(33,089). Since our inception in February of 2005 through November 30, 2006, we have generated $6,100 in revenue from the sale of sub-licenses and publication revenue. Of this amount, the sum of $6,000 represents revenue from the sale of three sub-licenses for $10,000 each because our revenue recognition policy requires us to recognize revenue when the school folders are delivered to the sub-licensee and collection of the publication fee can be reasonably expected. In accordance with this policy, we have recognized $6,000, and deferred $24,000, of the revenue from the sale of three sub-licenses for $10,000 each through the date of this prospectus. Since our inception through November 30, 2006, we have raised $5,300 from the sale to six investors of 106,000 shares of our common stock pursuant to Regulation D under the Securities Act of 1933 and borrowed $21,000 from a company owned by our President. If we receive at least $25,000 from this offering and we sell at least two additional sub-licenses, we believe that it will not be necessary for us to raise additional funds in the next twelve months in order to continue in operation as a going concern and grow our business. However, if the funding we anticipate from these sources proves to be inadequate, management believes that we would be able to raise any needed funds from the sale of our equity securities and/or a debt financing. In that event, we would initially seek additional financing from independent third parties and, if funding proved to be unavailable upon acceptable terms or at all, we would endeavor to obtain the necessary capital from our existing shareholders. However, we cannot assure you that our existing shareholders would provide us with any additional funding that we require. Even if we succeed in obtaining the capital necessary to continue in operation as a going concern and expand our business, this will not ensure that operations will be profitable. Further, the full implementation of our business plan over the long-term is dependent upon our ability to achieve profitable operations and/or raise a sizable amount of additional capital from equity and/or debt financings from independent and/or related parties.

PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, each director and executive officer and all directors and executive officers as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to the shares. There are no pending or anticipated arrangements that may cause a change in control.

  Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if the person has or shares the power to vote or direct the voting, or dispose or direct the disposition, of the security. A person is deemed to beneficially own any security as to which the person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by the person, which includes the number of shares as to which the person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of that date plus the number of shares as to which the person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating the percentage may be different for each beneficial owner.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

Phil E. Ray	300,000	42.5%
6251 Ocaso Drive
Castle Rock, Colorado 80108

Ruth Daily	300,000	42.5%
8195 South Poplar Way, #201
Centennial, Colorado 80112

Alice Terry Ray	-0-	0.0%
6251 Ocaso Drive
Castle Rock, Colorado 80108

All Executive Officers and
Directors as a Group (two
persons)	300,000	42.5%

  Applicable percentages are based upon 706,000 shares of common stock outstanding as of the date of this prospectus. Mr. Phil E. Ray serves as the sole member of our board of directors. Mr. Ray is our President and Ms. Ray is our Secretary.

MANAGEMENT

Directors and Executive Officers

The following table and subsequent discussion contain information concerning our directors and executive officers, including their names, ages, term served and positions.

Name	Age	Term Served	Title
Phil E. Ray	68	Since inception	President and Director

Alice Terry Ray	61	Since inception	Secretary

We consider Mr. and Ms. Ray to be our “promoters,” as that term is defined in the rules and regulations promulgated under the Securities Act of 1933.

General

  Our board of directors is initially composed of one member, Mr. Phil E. Ray. Our directors are elected to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. The next annual shareholders’ meeting is scheduled for March 2007. Our executive officers, including Mr. Ray, President, and Ms. Ray, Secretary, are elected by the board of directors and hold office until resignation or removal by the board.

Family Relationships

  Mr. Phil E. and Ms. Alice Terry Ray are husband and wife.

Employment Agreements

  We have no formal written employment agreement or other contract with our current executive officers, and there is no assurance that the services to be provided by them will be available for any specific length of time in the future. Each of Mr. Phil E. and Ms. Alice Terry Ray anticipates initially devoting not more than 20 to 30 hours per month of his or her available time to our affairs. If and when the business operations increase and a more extensive time commitment is needed, both Mr. and Ms. Ray are prepared to devote more time to our affairs. The terms of any full-time employment arrangements, including the amounts of compensation, would be determined if and when these arrangements become necessary.

Business Experience

   Mr. Phil E. Ray has had experience in the management of public and non-public companies, including developing national marketing programs, advertising and publications, product development, investor relations, public securities offerings, corporate development, business plan preparation, financing strategies for developing companies and many other areas of corporate development and management. Mr. Ray has served as the President, a director and the sole shareholder of VentureVest Capital Corporation and American Business Services, Inc., two Denver, Colorado-based companies, since he founded the businesses in 1997. VentureVest Capital and American Business Services are engaged in business consulting in the areas of advertising, marketing, mergers and acquisitions and strategic planning, primarily, for companies preparing for an initial public securities offering or a private securities placement.

  Mr. Ray was Assistant Manager of Howlett Distributing in Las Vegas, Nevada, prior to founding his own advertising business in 1958. From 1958 until 1971, he served as owner and President of Advertising Productions of Nevada, Inc., an advertising service, and Phil E. Ray & Associates, a full-service advertising agency. Mr. Ray relocated to Colorado in 1971. In 1972, he founded and served as President and Chairman of the Board of Directors of Electromedics, Inc., a Colorado corporation specializing in medical products. Electromedics became a public company in 1974 through an initial public securities offering. Electromedics developed into a company with diversified medical, industrial and consumer products. Mr. Ray acquired the consumer products division of Electromedics in 1981, organized a new company and eventually merged that company with a public company to spend full time in business consulting and other ventures, including VentureVest Capital and American Business Services.

  Ms. Alice Terry Ray has served as the corporate secretary of a number of public and private corporations and the administrative assistant or secretary to presidents of several companies for many years. Since 1993, she has served as the Secretary of American Business Services, one of the business consulting companies owned by Mr. Ray. From 1995 to January 2004, she was employed as a senior administrator for Denver Reserve, Inc., a company in Littleton, Colorado, engaged in pre-tax benefit plans. Ms. Ray currently serves as President of a literary guild and she has served in various administrative positions in her community for many years. Ms. Ray attended the University of Nevada-Las Vegas, majoring in business administration, from 1963 to 1965.

Conflicts of Interest

  Mr. Ray’s current positions with American Business Services and VentureVest Capital and Ms. Ray’s position as Secretary of American Business Services create potential conflicts of interest with regard to time and corporate opportunity. If Mr. and Ms. Ray are required to devote substantial amounts of time to the affairs of VentureVest Capital or American Business Services in excess of their current commitment levels, it could materially limit their ability to devote time to our affairs. Further, Mr. Ray may become aware of business opportunities that may be appropriate for presentation to American Business Services, VentureVest Capital and us. Because of these existing affiliations, Mr. Ray may have a fiduciary obligation to present potential business opportunities to those entities prior to presenting them to us, which could cause conflicts of interest. We cannot assure you that these conflicts would be resolved in our favor.

Executive Officer and Director Compensation

  Neither of our executive officers has received any cash compensation for services performed for us. No compensation of any kind, including finder’s and consulting fees, will be paid to either of our executive officers or any of their affiliates for any services until there is available revenue from operations. However, we will reimburse these individuals for any out-of-pocket expenses incurred in connection with activities on our behalf. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

  We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans and we have no intention of implementing any of these plans for the foreseeable future. In the future, we may offer stock options to employees, non-employee members of the board of directors and/or consultants; however, no options have been granted as of the date of this prospectus. It is possible that in the future we may establish life and health insurance for our executive officers and directors, but none has yet been granted. The provisions of these plans and benefits will be at the discretion of our board of directors.

  Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings.

Indemnification

 Our articles of incorporation contain provisions permitted under the general corporation law of Nevada relating to the liability of directors. The provisions eliminate a director's liability to shareholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Our articles of incorporation also contain provisions obligating us to indemnify our directors and officers to the fullest extent permitted by the Nevada general corporation law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

  As permitted by Nevada law, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. We have agreed, to the fullest extent permitted by applicable law, to indemnify all of our officers and directors. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN TRANSACTIONS

  On February 25, 2005, we issued 300,000 shares of our common stock to Mr. Phil E. Ray for $1,500 in cash, or $0.005 per share.

  On February 25, 2005, we issued 300,000 shares of common stock to Ms. Ruth Daily for services performed in connection with the organization of Fresh Ideas Media. We valued the services at $1,500, or $0.005 per share.

  On March 14, 2005, we entered into a license agreement with Venitech, a company 50% owned by Ms. Daily, for the exclusive right to use certain intellectual property relating to the products that we will be marketing through sub-licensees in certain states, including the business concept, trademarks, business materials, marketing and advertising methods, art and design concepts, forms and other intellectual property. The members of Venitech do not have the desire or the capability to market their products on a national level. They reviewed and approved of the business model of Fresh Ideas Media. Ms. Daily received a 42.5% equity ownership interest in Fresh Ideas Media. Venitech owns no stock in Fresh Ideas Media.

    Under the terms of the license agreement, we are obligated to pay Venitech a license fee of $30,000, of which, at the time of this prospectus, the sum of $14,500 has been paid. The $15,500 balance of the license fee is payable from 30% of the sub-license fees we receive from the sale of sub-licenses. After the sum of $30,000 has been paid in full, we are obligated to pay Venitech 20% of the total sub-license fees we receive from the sale of sub-licenses during the term of the license agreement. The license agreement terminates on May 15, 2010, unless we elect to renew it for an additional three years under the terms provided for in the agreement.

On April 1, 2005, we borrowed $8,000 from American Business Services, a company owned by Mr. Ray. We issued a promissory note evidencing the debt that bears interest at a rate of 5% per annum and is renewable for a period of three years with interest payable on the anniversary date of the note. The note, which was initially due on April 1, 2006, has been renewed through June 1, 2007. As of November 30, 2006, the accrued interest on the note was $267. We have since borrowed an additional $16,500 from American Business Services. We issued five additional promissory notes in the principal amounts of $4,000, $3,000, $6,000, $2,000 and $1,500 evidencing the indebtedness. The notes also bear interest at a rate of 5% per annum and were initially due on December 31, 2006. The maturity date of the notes is June 1, 2007, and the accrued interest on the notes was $1,377 as of November 30, 2006.

  While Mr. Ray is a major owner of VentureVest Capital and American Business Services, both consulting companies, it is not anticipated that either company will play a significant roll in the business of Fresh Ideas Media, other than to loan funds during the development stage of the company. While Mr. Ray, personally, is a 42.5% owner of Fresh Ideas Media, we do not intend to utilize either VentureVest Capital or American Business Services to raise money in this offering or for consulting to the company. We do not consider the company to be a portfolio company of either VentureVest Capital Corporation or American Business Services.

 We contemplate that we may enter into certain transactions with our officers, directors and/or affiliates, including VentureVest Capital and American Business Services, that may involve conflicts of interest in that they will not be arm’s-length transactions. We reimburse Mr. Phil E. and Ms. Alice Terry Ray for the out-of-pocket expenses they incur in connection with activities on our behalf. In the future, we may pay consulting or other fees to Mr. and Ms. Ray for their services out of available revenue from operations, if any. Additionally, we may grant stock options or make restricted stock awards to Mr. and Ms. Ray or adopt incentive or other plans and benefits in order to compensate them for their services to Fresh Ideas Media. We have borrowed funds from American Business Services and we contemplate that we may need to borrow funds from either or both of VentureVest Capital and American Business Services from time to time while we are in the development stage. We do not intend to utilize either Venture Vest Capital or American Business Services for capital raising transactions in the future, except to borrow funds from either or both corporations if that becomes necessary.

MARKET FOR OUR COMMON STOCK

  There is no trading market for our common stock at present and there has been no trading market to date. There is no assurance that a trading market will ever develop or, if a market does develop, that it will continue.

  We intend to cause a market maker to apply to have our common stock quoted on the OTC Bulletin Board, assuming that we meet the eligibility requirement that we are then current in our filings with the Securities and Exchange Commission. There is no assurance that our common stock will become quoted on the OTC Bulletin Board. To date, neither Fresh Ideas Media nor anyone acting on our behalf has taken any affirmative steps to retain or encourage any broker-dealer to act as a market maker for our common stock. Further, there have been no discussions or understandings, preliminary or otherwise, between us or anyone acting on our behalf and any market maker regarding the participation of any such market maker in the future trading market, if any, for our common stock. We do not anticipate that any such negotiations, discussions or understandings will take place prior to the completion of this offering. We may employ consultants or advisors to obtain a market maker, but we have no intention of doing so at the present time.

  There are eight current holders of our 706,000 outstanding shares of common stock. We sold these shares in reliance upon the exemption from registration contained in Regulation D of the General Rules and Regulations under the Securities Act of 1933. The purchasers are either our executive officers and directors or sophisticated investors. Current shareholders will own approximately 41.4% of our outstanding shares of common stock upon completion of the offering for the sale of the maximum 1,000,000 shares being offered.

SELLING SHAREHOLDERS
  Of the 1,106,000 shares of common stock being offered by this prospectus, the selling shareholders are offering an aggregate of 106,000 shares of common stock. We issued the shares of common stock to the selling shareholders in a private placement pursuant to the exemption from registration under Regulation D of the General Rules and Regulations under the Securities Act of 1933. We believe that the selling shareholders have sole voting and investment power with respect to the shares owned. No selling shareholder is an affiliate of a broker-dealer. The selling shareholders are family members and friends of our executive officers and principal shareholders. Messrs. Darin and Brian Ray are adult sons of Mr. Phil E. Ray, our President and a 42.5% shareholder. Messrs. Hixon and Dunda are Mr. Phil E. Ray’s sons-in-law. Ms. W. Faye Starr is the mother of Ms. Ruth Daily, a 42.5% shareholder. Ms. Raine Thompson is Ms. Daily’s sister.

The table below indicates the name of each selling shareholder, the number and percentage of shares of common stock owned by the selling shareholder prior to this offering, the number of shares being offered for sale by the selling shareholder and the number of shares of common stock and the percentage of the total shares of common stock outstanding that will be held if all shares offered are sold.

Name of Selling Shareholder	Shares Owned Prior to Offering	Percentage Owned Prior to Offering	Shares Offered For Sale	Shares Owned After Offering	Percentage Owned After Offering
Darin Ray	22,000	0.031%	22,000	0	0.0%
Raine Thomson	16,000	0.023%	16,000	0	0.0%
W. Faye Starr	16,000	0.023%	16,000	0	0.0%
Brian Ray	20,000	0.028%	20,000	0	0.0%
Mike Hixon	16,000	0.023%	16,000	0	0.0%
Patrick Dunda	16,000	0.023%	16,000	0	0.0%
Selling Shareholders as a Group	106,000	15.014%	106,000	0	0.0%

  We are registering all of the shares of common stock owned by the selling shareholders and the selling shareholders are offering all of these shares for resale in the offering. Accordingly, assuming the selling shareholders sell all of the shares being registered, no selling shareholder will continue to own any shares of our common stock.

  The selling shareholders, or pledgees, assignees, donees, transferees or other successors in interest, may offer and sell any or all of the shares of common stock from time to time at $0.10 per share until, and if, a market develops for our shares of common stock via the OTC Bulletin Board, at which time, if ever, the selling shareholders may offer and sell the shares from time to time in each case at prices then prevailing in the public market at the time of sale, at prices related to these prevailing market prices or at negotiated prices, in open market transactions, in private or negotiated transactions or in a combination of these methods of sale. We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders. The selling shareholders will act independently of us in making determinations with respect to the timing, manner and size of each offer or sale. These sales may be made on the trading market, if any, or any other stock exchange, market or trading facility on which the shares are traded or otherwise at prices and on terms then prevailing or at prices related to the then current market prices, or in negotiated transactions.

  The selling shareholders and any broker-dealers or agents that participate in the distribution of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any discounts, commissions or concessions received by any broker-dealers or agents, and any profits realized on the resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Because selling shareholders may be deemed to be underwriters within the meaning of the Securities Act, they will be subject to the prospectus delivery requirement of the Securities Act. We will make copies of this prospectus available to the selling shareholders and inform them of the need to deliver a copy of this prospectus to each purchaser at or before the time of the sale. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling shareholders. In certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

  The selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution.

  We will pay certain fees and expenses incidental to the registration of the shares of common stock to be offered and sold to the public. We will not pay for, among other expenses, selling expenses, underwriting discounts or fees and expenses of counsel for the selling shareholders.

PLAN OF DISTRIBUTION

General

  We are offering the right to subscribe for 1,000,000 shares of common stock at the offering price of $0.10 per share. Additionally, this prospectus relates to the resale by the selling shareholders of up to 106,000 shares of common stock. The plan of distribution for these shares is described above under “Selling Shareholders.”

  As of the date of this prospectus, we have not retained, and we have no plans to retain, a broker-dealer in connection with the sale of the common stock in this offering. In the event that we retain a broker-dealer, which may be deemed an underwriter, we will file an amendment to the registration statement on file with the Securities and Exchange Commission of which this prospectus is a part. We propose to offer the shares directly in a self-underwritten offering, and no selling commissions or other compensation is to be paid to our executive officers in connection with the offer and sale of the shares. Accordingly, there is no commitment by any person to purchase any shares.

 Our executive officers and directors, including Mr. Phil E. and Ms. Alice Terry Ray, shall distribute prospectuses related to this offering. Mr. and Ms. Ray intend to distribute prospectuses to acquaintances, friends and business associates. We estimate that approximately 100 to 200 prospectuses will be distributed in this manner. Although Mr. and Ms. Ray are each an “associated person” of Fresh Ideas Media, as that term is defined in Rule 3a4-1 under the Securities Exchange Act of 1934, they are deemed not to be brokers for the following reasons:

     There is no arrangement to escrow, impound or return any of the proceeds received from this offering and the funds will be immediately available for our use. Because there is no minimum purchase requirement, the shares of common stock purchased by any one investor may be the only shares sold in the offering. To the extent that we realize offering proceeds insufficient in amount to implement our business plan, the shares of common stock purchased by an investor in this offering may be deprived of any value.

(i)  He or she is not subject to a “statutory disqualification,” as that term is defined in Section 3(a)(39) of the Exchange Act, at the time he or she participates in the sale of our common stock;

(ii)  He or she will not be compensated for assisting in the sale of our common stock by the payment of a commission or other remuneration based, either directly or indirectly, on transactions in the common stock;

(iii)  He or she is not an associated person of a broker or dealer at the time he or she participates in the sale of our common stock; and

(iv)  He or she will restrict his or her participation to the following activities:

(a)  preparing any written communication or delivering the communication through the mail or other means that does not involve oral solicitation of a potential purchaser;

(b)  responding to inquiries of potential purchasers made in communications that they initiate; provided, however, that the content of the responses is limited to information contained in a registration statement filed under the Securities Act of 1933 or other offering document; and

(c)  performing ministerial and clerical work involved in effectuating any transaction.

  Our common stock currently is not quoted on any market and should be considered totally illiquid, which inhibits investors’ ability to resell their shares. No market may ever develop for our common stock or, if developed, may not be sustained in the future. Neither Fresh Ideas Media nor anyone acting on our behalf, including our officers, directors, shareholders, promoters, affiliates and associates, will approach a market maker or take any steps to request or encourage the establishment of a market in our common stock until the completion of this offering. None of the foregoing persons has had a preliminary discussion or understanding with any market maker regarding the participation of the market maker in the future trading market, if any, for our common stock. We have no plans to engage in discussions with any market maker until this offering has concluded and we do not presently intend to use consultants to obtain a market maker(s).

  Once we meet the qualifications, if ever, we intend to apply for quotation of our common stock on the Over-the-Counter Bulletin Board. We plan to contract with a broker-dealer to file a Form 15c2-11 with NASD Regulation, Inc., in order to have our shares listed on the OTC Bulletin Board. No assurance can be given that a broker-dealer will contract with us or, if one does so, that NASD Regulation will approve our Form 15c2-11 and permit the common stock to be listed for trading on the OTC Bulletin Board. If our common stock is not quoted on the OTC Bulletin Board, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the shares. The over-the-counter market differs from national and regional stock exchanges in that:

>>	it operates through communication of bids, offers and confirmations among broker-dealers, not in a single location; and

>>	one or more broker-dealers in lieu of the "specialist" common stock exchanges offer the securities admitted for quotation.

  To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor a company listing.

  No member of management or anyone acting at his or her direction will recommend, encourage or advise investors to open brokerage accounts with any broker-dealer that is obtained to make a market in our shares subsequent to the completion of this offering. Our investors will make their own decisions whether to hold or sell their shares. We will not exercise any influence over these decisions.

Method of Subscribing
  You may subscribe by filling in and signing a subscription agreement and delivering it to us before the expiration date. The subscription price of $0.10 per share must be paid by check, bank draft or postal express money order payable in United States dollars to the order of “Fresh Ideas Media, Inc.” In order to subscribe, you must be over the age of 21; be a resident of the state of the United States in which the offer to purchase our shares is made to you or be a resident outside the United States; and have received this prospectus. Additionally, the subscription agreement permits us to reject a subscription, in whole or in part, for any reason. If your subscription is rejected, the subscription agreement requires us to refund the purchase price for the shares without interest or deduction. We are conducting this offering as a self-underwriting with no minimum purchase requirement. Thus, the proceeds will be immediately available for our use and the shares of common stock purchased by any one investor may be the only shares sold in the offering.

      Our executive officers, and any of their affiliates or associates, may purchase a portion of the shares of common stock offered in this offering. Shares purchased by our executive officers will be acquired for investment purposes and not with a view toward distribution.

Expiration Date

  The offering will continue for a period of 180 days after the effective date of this prospectus and may be extended for an additional 180 days at the discretion of our management. Accordingly, this offering will expire 180 days from the date of this prospectus, unless our management, in its discretion, extends the offering for up to an additional 180 days. The offering will terminate prior to the expiration date only if all 1,000,000 shares of common stock are sold or we elect to terminate the offering.

Penny Stock Regulation

  Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in these securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to these penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their shares. We have no public market for our stock and there is no assurance one will develop.

 Blue Sky

  Initially, our common stock may be sold only in the states of Colorado and Kentucky, where we will register shares of our common stock “by coordination” upon effectiveness of the registration statement we have filed with the Securities and Exchange Commission of which this prospectus forms a part, and the State of New York, where we will register as a dealer under section 359-e of the New York General Business Law. Except as provided below, purchasers of shares in this offering must be residents of these states.

  Thirty-five states have what is commonly referred to as a “manual exemption” for secondary trading of securities such as the common stock offered by us and to be resold by selling shareholders under this prospectus. In these states, so long as we obtain and maintain a listing in Standard and Poor's Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Florida, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Florida, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after the registration statement of which this prospectus is a part is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

  Except for Kentucky, all of our shareholders currently reside in these states or outside of the United States. We will make appropriate filings in Kentucky, or comply with all secondary trading exemptions in that state, to permit sales of the common stock registered in this offering.

  We currently do not intend to, and we may not be able to, qualify our common stock for resale in other states that require shares to be qualified before they can be resold by our shareholders.

DESCRIPTION OF SECURITIES

  The following summary description of our securities is not complete and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.

Description of Capital Stock

  Our authorized capital stock consists of 95,000,000 shares of common stock and 5,000,000 shares of preferred stock. The descriptions of our capital stock that appear below do not purport to be complete. Reference is made to our articles of incorporation and bylaws that are included as exhibits to the registration statement of which this prospectus is a part and that are available for inspection at our offices. Reference is also made to the applicable statutes of the State of Nevada for a more complete description concerning rights and liabilities of shareholders.

Description of Common Stock

  As of August 1, 2006, there were 706,000 shares of common stock issued and outstanding that are held of record by eight shareholders. All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share on all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and nonassessable shares. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire board of directors if they so choose. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of our liquidation, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the preferred stock. All shares of our common stock issued and outstanding are fully paid and nonassessable. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then existing shareholders may be diluted.

  Dividend Policy. Holders of outstanding shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the board of directors out of legally available funds, after requirements with respect to preferential dividends on, and other matters relating to, the preferred stock, if any, have been met. We have not paid any dividends on our common stock and we intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including our future earnings, capital requirements and financial condition. The only legal restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by state law. Under Nevada corporate law, no dividends or other distributions may be made that would render a company insolvent or reduce assets to less than the sum of liabilities, plus the amount needed to satisfy any outstanding liquidation preferences.

  Transfer Agent and Registrar. We intend to contract with a stock transfer company to act as the transfer agent and registrar for our common stock within the next one to six months.

Description of Preferred Stock

  Shares of preferred stock may be issued from time to time in one or more series as the board of directors may determine. The voting powers and preferences, the relative rights of each series and the qualifications, limitations and restrictions, of the preferred stock shall be established by the board of directors, except that no holder of preferred stock shall have preemptive rights. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of our common stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that may be issued in the future. Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, outstanding shares of common stock and could make removal of the board of directors more difficult. We have no shares of preferred stock outstanding. The board of directors has no plan to issue any shares of preferred stock for the foreseeable future unless the issuance of preferred stock is in our best interests.

Reports to Shareholders

  As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. All such reports will appear on Edgar for the benefit of anyone interested. We will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the Exchange Act. We are not required under Section 12(g) or otherwise to become a mandatory Exchange Act filer because of the fact that we have less than 500 shareholders. If we subsequently decide to cease filing reports, our securities can no longer be quoted on the OTC Bulletin Board. We will voluntarily send an annual report to shareholders containing audited financial statements.

EXPERTS

  Ronald R. Chadwick, P.C., of 2851 South Parker Road, Suite 720, Aurora, Colorado 80014, an independent registered public accounting firm, have audited the financial statements of Fresh Ideas Media, for the periods and to the extent set forth in its report, which are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS
  Patricia Cudd, Attorney at Law, of 16324 West County Road 18E, Loveland, Colorado 80537, will pass upon certain legal matters in connection with the validity of the issuance of the shares of common stock.

Fresh Ideas Media, Inc. and Subsidiary

Report of Independent Registered Public Accounting Firm
Board of Directors
Fresh Ideas Media, Inc.

We have audited the accompanying consolidated balance sheet of Fresh Ideas Media, Inc. and Subsidiary as of November 30, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the period from February 18, 2005 (date of inception) to November 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fresh Ideas Media, Inc. and Subsidiary as of November 30, 2005 and the results of its operations, stockholders’ equity, and its cash flows for the period from February 18, 2005 (date of inception) to November 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1, the Company has a working capital deficit, which raises substantial doubts about its ability to continue as a going concern. Management's plan in regard to this matter is also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

  /s/  MILLER AND MCCOLLOM
  MILLER AND MCCOLLOM
  Certified Public Accountants
  4350 Wadsworth Boulevard, Suite 300
  Wheat Ridge, Colorado 80033
   February 8, 2006, except for Note 9 which is June 8, 2006

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Fresh Ideas Media, Inc.
Castle Rock, Colorado

I have audited the accompanying consolidated balance sheet of Fresh Ideas Media, Inc. and Subsidiaries (a development stage company) as of November 30, 2006, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended and for the period from inception of the development stage (February 18, 2005) through November 30, 2006. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit. The Company's financial statements as of and for the period from inception of the development stage (February 18, 2005) through November 30, 2005 were audited by other auditors whose report, dated February 8, 2006, except for Note 6 dated June 8, 2006, included an explanatory paragraph describing going concern issues as discussed in Note 1 to the financial statements. The financial statements for the period from inception of the development stage (February 18, 2005) through November 30, 2005 reflect a net loss applicable to common stockholders of $10,304 of the related total. The other auditors' report has been furnished to me, and in my opinion, insofar as it relates to the amounts for such prior period, is based solely on the report of such other auditors.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, based on my audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fresh Ideas Media, Inc. and Subsidiaries at November 30, 2006, and the consolidated results of their operations and their cash flows for the year then ended and for the period from inception of the development stage (February 18, 2005) through November 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit and stockholders' deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado             /s/ Ronald R. Chadwick, P.C.
February 8, 2007            RONALD R. CHADWICK, P.C.

Fresh Ideas Media, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Consolidated Balance Sheet

ASSETS	Nov 30, 2006	Nov 30, 2005 (Restated)
Current Assets
Cash and Cash Equivalents	$813	$9,000
Sub-license Accounts Receivable - Current Portion -.	1,000	3,500
Deferred License Expense - Current Portion	6,000	5,714
Deferred Income Tax Receivable	-	712

Total current assets	7,813	18,926

Other Assets
Deferred License Expense	14,654	20,715
Sub-License Accounts Receivable	12,000	12,000

Total assets	$34,467	$51,641

LIABILITES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts Payable	2,525	-
Note payable - related party	24,500	8,000
Accrued interest - related party	1,377	267
License account payable - related party	6,500	15,500
Unearned revenue - current	6,000	6,000
Current income tax payable	-	712

Total current liabilities	40,902	30,479

Unearned Revenue - long term	17,166	23,166
Commitments and Contingencies	-	-

Shareholders’ equity (deficit)
Preferred stock, par value $.001 per share. Authorized 5,000,000 shares, none issued.	-	-
Common stock, par value $.001 par value per share. Authorized 95,000,000 shares; issued and outstanding 706,000 shares.	706	706
Additional paid-in capital	7,594	7,594
Income (loss) accumulated during developmental stage	(31,901)	(10,304)

Total shareholders’ equity (deficit)	(23,601)	(2,004)

Total liabilities and shareholder’s equity (deficit)	$34,467	$51,641

The accompanying notes are an integral part of these financial statements.

Fresh Ideas Media, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Consolidated Statement of Stockholders’ Equity (Deficit)
For the period February 18, 2005 (date of inception) through November 30, 2006

	Shares	Amount	Additional Paid In Capital	Income Accumulated During Development Stage	Total
Balance, February 18, 2005	-	$-	$-	$-	$-
Shares Issued for Services
February 25, 2005	300,000	300	1,200		1,500

Shares Issued for Cash
February, 2005	300,000	300	1,200		1,500
September, 2005	32,000	32	1,568		1,600
November, 2005	74,000	74	3,626		3,700

	706,000	$706	$7,594		8,300

Net income (loss) for period February 18, 2005 through November 30,2005(Restated)	-	-	-	(10,304)	(10,304)

Balance, November 30, 2005(Restated)	706,000	$706	$7,594	(10,304)	(2,004)

Net Income (loss) for the twelve months ending November 30,2006	-	-	-	(21,597)	(21,597)

Balance November 30, 2006	706,000	$706	$7,594	$(31,901)	$(23,601)

The accompanying notes are an integral part of these financial statements.

Fresh Ideas Media, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Consolidated Statement of Operations

	12 Months	2/18/05	2/18/05
	Ended	(Inception) to	(Inception) to
	11/30/06	11/30/05	11/30/06
		(Restated)
Revenues
Product Revenue	$10,100	$-	$10,100
Less Product Costs	10,000	-	10,000
Net Product Revenues	100	-	100
Sale of Licenses	6,000	834	6,834
Total Revenues	6,100	834	6,934

Operating costs and expenses
Advertising	-	1,371	1,371
Administrative Expense	14,850	2,429	17,279
Bad Debt	2,500	-	2,500
Travel Expenses	2,525	-	2,525
Amortized License	6,000	3,571	9,571
Consulting Services	-	2,000	2,000
Common Stock Issued For Services to Related Party	-	1,500	1,500

Total operating costs and expenses	25,875	10,871	36,746

Other Income (expenses) from operations	(19,775)	(10,037)	(29,812)
Interest expense	(1,110)	(267)	(1,377)

Income (loss) before income taxes	(20,885)	(10,304)	(31,189)
Income taxes		—
Current	712	712	712
Deferred tax benefit	-	(712)	-

Net Income (loss)	$(21,597)	$(10,304)	$(31,901)

Basic Income (loss) per share	$(.03)	$(.02)	$(.03)

Basic average shares outstanding	706,000	612,740	636,250

The accompanying notes are an integral part of these financial statements.

Fresh Ideas Media, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Consolidated Statement of Cash Flow
	12 Months	2/18/05	2/18/05
	Ended	(Inception) to	(Inception) to
	11/30/06	11/30/05	11/30/06
		(Restated)
Cash flows from operating activities
Net loss/profit	$(21,597)	$(10,304)	$(31,901)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:

Consulting services paid through issuance of common stock	-	1,500	1,500
Changes in assets and liabilities
Accounts receivable	2,500	(15,500)	(21,000)
Deferred receivable	712	(712)	(712)
Deferred expenses	5,775	(26,429)	(20,654)
Loan payable - related party	(9,000)	15,500	31,000
Accrued interest	1,110	267	1,377
Income taxes payable	(712)	712	(712)
Deferred revenues	(6,000)	29,166	23,166
Accounts Payable	2,525	-	2,525

Net cash used by operating activities	(24,687)	(5,800)	(13,987)

Cash flows from financing activities
Issuance of note	16,500	8,000	8,000
Sale of Common Stock	-	6,800	6,800

Net cash provided by financing activities	16,500	14,800	14,800

Net increase (decrease) in cash and equivalents	$(8,187)	$9,000	$813
Cash and cash equivalents at beginning of period	9,000	-	-

Cash and cash equivalents at end of period	$813	$9,000	813

Supplemental Cash Flow Disclosures:
Interest paid	-	-	-
Income taxes paid	-	-	-

Non-cash Investing and Financing Activities:
Stock issued for services	$-	$1,500	$1,500

The accompanying notes are an integral part of these financial statements.

Fresh Ideas Media, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements
November 30, 2006

Note 1 — Organization and Summary of Significant Accounting Policies

Organization

The Company was incorporated on February 22, 2005 in the State of Nevada. The Company is in the development stage and its intent is to conduct business as an advertising and consulting company.

In February, 2005 the Company formed a subsidiary called Community Alliance, Inc. The Subsidiary was formed on February 22, 2005 as a Nevada corporation. On March 24, 2005, 100 shares of Community Alliance, Inc. were issued to Fresh Ideas Media, Inc. The total shares outstanding of Community Alliances, Inc. are the 100 shares of common stock issued to Fresh Ideas Media, Inc., thus making Community Alliance, Inc. a wholly owned subsidiary of Fresh Ideas Media, Inc. The 100 shares were issued as payment in full for the assignment of the License Agreement between Fresh Ideas Media, Inc. and Venitech, LLC. Fresh Ideas Media, Inc. acquired the right to sub-license the business model (take-home school folders) from Venitech, LLC. Fresh Ideas Media, Inc. then transferred the License to Community Alliance, Inc. Community Alliance, Inc. is now marketing the sub-licenses throughout the United States. As of November 30, 2005 the Company had sold 3 licenses for the Community Alliance business model. The Company also formed a subsidiary on September 1, 2005 called Our Best Wishes, Inc. for $200 in exchange for 100 shares. Our Best Wishes, Inc. has had no activity other than its formation.

The Company has chosen November 30, as a year end and had little significant activity from inception to November 30, 2006.

All financials of Fresh Ideas Media, Inc. and Community Alliance, Inc. have been consolidated in the accompanying financial statements.

Principles of consolidation

The consolidated financial statements include the accounts of Fresh Ideas Media, Inc. and its wholly owned subsidiary. All intercompany transactions have been eliminated.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company incurred a net loss for the period February 18, 2005 (date of inception) through November 30, 2005 of $10,304 and a loss of $21,597 for the twelve months ended November 30, 2006. The Company had a working capital deficit of $11,553 and $33,089, respectively at November 30, 2005 and November 30, 2006. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company believes that is has access to sufficient cash and capital resources from related parties to operate and grow its business for the next 12 months.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include the assessment of the recoverability of long-lived assets, which is based on such factors as estimated future cash flows. The Company re-evaluates its estimates on an ongoing basis. Actual results may vary from those estimates.

Fresh Ideas Media, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements - (Continued)
November 30, 2006

Cash and cash equivalents

All cash and short-term investments with original maturities of three months or less are considered cash and cash equivalents, since they are readily convertible to cash. These short-term investments are stated at cost, which approximates fair value.

Concentration of Credit Risk

The Company sells licenses to companies or individuals. In some cases the licensee will pay cash for the full amount of the license fee and in other cases the licensee will pay an amount down and pay the balance over a period of time. The Company extends credit to the licensee based on an evaluation of the customer’s financial condition, generally without collateral, other than the possibility of revoking the license if the licensee does not make the payments on time. Exposure to losses on receivables is principally dependent on each licensee’s financial condition. The Company will monitor its exposure for credit losses and will maintain allowances for anticipated losses, as required. Since the Company is in its early stage, it is too early to tell what the percentage of payment of all licensees will be.

Property and equipment

The company has no property or equipment at this time.

Revenue Recognition

Revenues are recognized only when realized / realizable and earned, in accordance with GAAP. Advertising revenues are recognized when the underlying advertisements are published, defined as the issuer’s on-sale date.

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 ("SAB 104") for revenue recognition. SAB 104 provides guidance on applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements and applies provisions therein to the Company’s sublicensing income and licensing expense whereby the income and expense amounts are recognized as time passes in accordance with the applicable contracts. The Company requires the sub-licensees to pay a publication fee of $1,900 for each school project that includes the creation of advertisements for the sponsors and the production, printing, and delivery of the completed folders and recognizes income when delivered and collections of amounts due can be reasonably expected. In instances of small schools, the publication fee may be reduced.

Advertising expenses

Advertising costs are expensed when incurred. The total advertising expenses included in the Consolidated Statement for the period ending November 30, 2005 is $1,371. No advertising was conducted during the twelve months ended November 30, 2006.

Fresh Ideas Media, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements - (Continued)
November 30, 2006

Income taxes

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is currently filing its income tax returns on the cash basis.

Earnings (loss) per share

Basic earnings per share are computed using the weighted average number of actual common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that would occur from the exercise of the conversion options of the debentures.

Reporting on the costs of start-up activities

Statement of Position 98-5 “Reporting on the Costs of Start-up Activities,” which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred.

Special-purpose entities

The Company does not have any off-balance sheet financing activities.

Note 2 - Development Stage Company

Based upon the Company’s business plan, it is a development stage enterprise. The Company is currently devoting most of its efforts toward raising capital, developing business and marketing strategies, and seeking territorial sub-licenses.

Accordingly, the Company presents its financial statements in conformity with the accounting principles generally accepted in the United States of America that apply in establishing operating enterprises. As a development stage enterprise, the Company discloses the income accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date.

Fresh Ideas Media, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements - (Continued)
November 30, 2006

Note 3 — Related Party Transactions

In February 2005, the Company sold 300,000 shares of common stock to Phil E. Ray, an officer and director of the Company, for an amount of $1,500.

In February 2005, the Company issued 300,000 shares of common stock to Ruth Daily for services rendered to the Company of which the Company valued the 300,000 shares at $1,500.

On March 14, 2005, the Company entered into a License Agreement with Venitech, LLC, a Colorado limited liability company. The Licensing Agreement involved the licensing of a certain business concept to the Company and required, among other things, the initial payment of $30,000 to Venitech, LLC under certain terms, and the ongoing payment to Venitech, LLC of a percentage of Sub-licenses sold by the Company in the future.

On April 1, 2005, the Company issued a Promissory Note in the amount of $8,000 to American Business Services, Inc. a company owned by the Company’s president, Phil E. Ray. The Promissory Note is at an interest rate of 5% annually and the full amount of the note and accrued interest is due on April 1, 2006 and can be renewed for a period of 3 years with interest being paid on the anniversary date of the note. The promissory note and interest was extended to June 1, 2007. Five additional notes have been issued for $4,000, $3,000, $6,000, $2,000 and $1,500 and are due June 1, 2007 at the same rate of interest as the original note. As of the date of these financial statements, November 30, 2006, the accrued interest on the notes was $267 and $1,377, respectively, at November 30, 2005 and November 30, 2006.

Note 4 — Commitments

Currently the Company’s office space is provided by the President at no charge. In the future the Company intends to lease office space as needed.

Note 5 — Segment Information

Fresh Ideas Media, Inc. has determined that it has one reportable segment, the sale of licenses for the Community Alliance business model.

Note 6 — Recently issued accounting pronouncements

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of ARB No. 43, Chapter 4”, (“SFAS No. 151”). The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as

Fresh Ideas Media, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements - (Continued)
November 30, 2006

current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. That exception required that some nonmonetary exchanges, although commercially substantive, to be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the FASB believes SFAS No.153 produces financial reporting that more faithfully represents the economics of the transactions. SFAS No.153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of SFAS No.153 shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. This pronouncement is effective for the Company, a small business issuer, as of the first interior annual reporting period that begins after December 15, 2005. The Company has evaluated the impact of the adoption of SFAS 123(R), and does not believe the impact will be significant to the Company’s overall results of operations or financial position.

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company is evaluating the impact of the adoption of this standard and has not yet determined the effect of adoption on its financial position and results of operations.

Fresh Ideas Media, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements - (Continued)
November 30, 2006

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB Statement No.121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The provisions of the statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company is evaluating the impact of the adoption of this standard and has not yet determined the effect of adoption on its financial position and results of operations.

In May 2005, the FASB issued SFAS No. 154 “Accounting Changes and Error Corrections” which replaces APB Opinion No. 20, “Accounting Changes,” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 changes the requirements for and reporting of a change in accounting principle. This statement becomes effective for changes in accounting methods during fiscal years beginning after December 31, 2005. The Company does not expect the adoption of SFAS No. 154 will have a material impact on the Company’s consolidated results of Operations or financial condition.

FASB Statement of Financial Accounting Standards (SFAS) No 157, Fair Value Measurements, issued in September 2006, establishes a formal framework for measuring fair value under GAAP. It defines and codifies the many definitions of fair value included among various other authoritative literature, clarifies and, in some instances, expands on the guidance for implementing fair value measurements, and increases the level of disclosure required for fair value measurements. Although SFAS No. 157 applies to and amends the provisions of existing FASB and AICPA pronouncements, it does not, of itself, require any new fair valued measurements, nor does it establish valuation standards. SFAS No, 157 applies to all other accounting pronouncements requiring or permitting fair value measurements, except for: SFAS No. 123 (R), share-based payment and related pronouncements, the practicability exceptions to fair value determinations allowed by various other authoritative pronouncements, and AICPA Statement of Position 97-2 and 98-9 that deal with software revenue recognition. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.

Note 7 — Common Stock

As indicated in Note 3, the Company issued 300,000 shares each to two persons who are officers and directors for cash and services. The stock issued to the two individuals comprises approximately 85% of its stock outstanding and were issued on a basis of $0.005 per share.

During September and November, 2005, the Company issued 106,000 under a private placement at $0.05 per share to six individuals, totaling $5,300.

Note 8 - Income Taxes

The Company is subject to Federal and State income taxes and is currently filing using the cash basis of accounting. The Company incurred a net loss for the year ending November 30, 2005 of $10,304 on the accrual basis and an additional net loss of $21,597 for the twelve months ending November 30, 2006. The Company in 2006 offset its deferred tax benefit of $712 with a 100% valuation allowance.

A reconciliation of U.S. statutory Federal income tax rate to the effective rate is as follows for the periods ending November 30, 2005 and November 30,2006:

U.S. statutory Federal rate	15.00%
State income tax rate net of Federal tax benefit	4.11%
Effective rate	19.11%

Fresh Ideas Media, Inc. and Subsidiary
(A Developmental Stage Enterprise)
Notes to Consolidated Financial Statements - (Continued)
November 30, 2006

Note 9 - Restatement of November 30, 2005 Financial Statements

In our initial filing of our Form SB-2, we did not defer the revenue from the sales of our sub-licenses in accordance with the recognition policy described in Note 1. Of the previous $30,000 revenue indicated in the previous filing for the period ending November 30, 2005, we have now deferred $29,166 of that amount. Accordingly, the financial statements as of November 30, 2005 and for the period then ended have been restated to reflect the deferral. Revenues and Income before income taxes have been reduced by the $29,166 deferral.

Changes to the Consolidated Statement of Operations have been to decrease the Income before income taxes previously shown as $18,862 to a loss of $5,892. After reducing the deferred tax from $1,920 to $712, the Net income previously shown as $15,420 has been reduced to show a Net loss of $10,304.

Changes to the Consolidated Balance Sheet have been to reduce Shareholders’ equity of $23,540 to a Shareholders’ deficit of $2,004.

Basic income per share of $0.02 has been reduced to a loss of $0.03 per share.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Article XI of our articles of incorporation includes provisions to indemnify, to the fullest extent permitted by applicable law in effect from time to time and to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as the provision is legally permissible, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees and costs of litigation) incurred by reason of the fact that the person is or was a director or officer or, while serving as a director or officer, the person is or was serving at our request as a director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary postion of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our officers, directors or controlling persons pursuant to the foregoing, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Article X of our articles of incorporation provides for the elimination of directors’ liability for monetary damages for certain breaches of their fiduciary duties to us and our shareholders as permitted by Nevada law.

At present, there is no pending litigation or proceeding involving a director or officer of Fresh Ideas Media as to which indemnification is being sought.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes, as amended, provide for the indemnification of the officers, directors and controlling persons of a corporation as follows:

       NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit proceeding by judgement, order, settlement, conviction or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for SUCH expenses as the court deems proper.

3.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

     NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1.  Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the shareholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Item 25. Other Expenses of Issuance and Distribution.

  The following is an itemized statement of the estimated expenses to be incurred in connection with this registration statement and the distribution of the shares of common stock being registered. All of the above items except the Securities and Exchange Commission registration are estimates. We will pay all of these expenses.

Securities and Exchange Commission registration fee	$12

Legal fees and expenses (including Blue Sky services and expenses)	11,000

Accounting fees and expenses	2,500

Printing and engraving expenses	1,000

Miscellaneous expenses*	500

TOTAL	$15,012
___________________

*Miscellaneous expenses include the reimbursement of our existing shareholders for out-of-pocket expenses incurred in connection with the offering.

Item 26. Recent Sales of Unregistered Securities.

 Set forth below is information regarding unregistered securities that we have sold since the date of our inception on February 22, 2005. In our opinion, the issuances and sales of shares of our common stock described below were exempt from registration under the Securities Act of 1933 in reliance upon Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In each transaction, the recipient of the shares represented his or her intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the shares, and appropriate legends were affixed to the stock certificates issued in the transactions. The recipients had an opportunity to ask questions about us and had adequate access to information about us. No sales of shares of common stock involved the use of an underwriter.

  On February 25, 2005, we issued 300,000 shares of common stock to Mr. Phil Ray at a price of $1,500, or $0.005 per share. On February 25, 2005, we issued 300,000 shares of common stock to Ms. Ruth Daily for services rendered by her in connection with our organization valued at $1,500, or $0.005 per share.

  The issuance and sale of the shares of common stock in the transactions described below were exempt from registration under the Securities Act of 1933 in reliance upon Section 4(2), Section 4(6) or Rule 504 of Regulation D under the Securities Act as a transaction by an issuer not involving any public offering. Each of the subscribers represented his or her intention to acquire the shares of common stock for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution of the common stock, and appropriate legends were affixed to the certificates in the transactions. Each subscriber had the opportunity to ask questions of and receive answers from our management. In addition, each subscriber had access to information enabling him or her to evaluate the merits and risks of the transaction on the date of sale. Additionally, we furnished each subscriber in writing such other information concerning our operations, financial condition and other matters that the subscriber requested. Furthermore, each of the subscribers had a pre-existing personal and/or business relationship with our management and, by reason of his or her business and financial experience, had the capacity to protect his or her own interests in connection with the investment decision. Each of the subscribers is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of U.S. publicly-owned companies in private placements in the past and, with his or her representatives, has such knowledge and experience in financial, tax and other business matters as to enable the subscriber to utilize the information made available by us to evaluate the merits and risks of and to make and informed investment decision with respect to the purchase. The sales of the shares did not involve general solicitation or general advertising, as defined in Rule 502 of Regulation D, or the use of an underwriter or dealer.

Number of Shares of Common Stock Sold	Purchaser	Date of Sale	Consideration
22,000 shares	Darin Ray	11/9/05	$1,100 in cash
20,000 shares	Brian Ray	11/17/05	$1,000 in cash
16,000 shares	Raine Thomson	9/16/05	$800 in cash
16,000 shares	Mike Hixon	11/22/05	$800 in cash
16,000 shares	Patrick Dunda	11/19/05	$800 in cash
16,000 shares	W. Faye Starr	9/16/05	$800 in cash

Item 27. Exhibits.

The exhibits described in the following index of exhibits are filed as a part of this amendment #4 to the registration statement on Form SB-2, as follows:

Item Number	Description
3.0	Articles of Incorporation of Fresh Ideas Media, Inc., filed February 16, 2005.*

3.1	BBylaws of Fresh Ideas Media, Inc.*

3.2	Articles of Incorporation of Community Alliance, Inc., filed February 22, 2005.*

3.3	Bylaws of Community Alliance, Inc.*

3.4	Articles of Incorporation of Our Best Wishes, Inc., filed September 1, 2005.*

3.5	Bylaws of Our Best Wishes, Inc.*

4.0	Form of stock certificate.*

5.0	Opinion and consent of Cudd & Associates.****

10.0	License Agreement dated March 14, 2005, between Venitech, LLC, and Fresh Ideas Media, Inc.*

10.1	Permission for Assignment of License Agreement dated March 24, 2005, from Venitech, LLC.*

10.2	Assignment of License Agreement dated March 24, 2005, between Fresh Ideas Media, Inc., and Community Alliance, Inc.*

10.3	Promissory Note dated April 1, 2005, in the principal amount of $8,000 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.4	License Agreement dated July 24, 2005, between Fresh Ideas Media, Inc., and CTN Enterprises.*

10.5	Promissory Note dated September 8, 2005, in the principal amount of $2,000 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.6	License Agreement dated November 1, 2005, between Fresh Ideas Media, Inc., and Ms. Robyn S. Foster.**

10.7	License Agreement dated November 29, 2005, between Fresh Ideas Media, Inc., and Ms. Rachelle Hagerty.**

10.8	Promissory Note dated March 1, 2006, in the principal amount of $4,000 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.9	Addendum to Licensing Agreement dated March 24, 2006, between Community Alliance, Inc., and CTN Enterprises.***

10.10	Renewal of Promissory Note dated April 1, 2006, in the principal amount of $8,000 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.11	Promissory Note dated April 3, 2006, in the principal amount of $3,000 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.12	Promissory Note dated August 10, 2006, in the principal amount of $6,000 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.13	Promissory Note dated November 22, 2006, in the principal amount of $1,500 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.14	Addendum to Licensing Agreement dated January 16, 2007, between Venitech, LLC, and Fresh Ideas Media, Inc.***

10.15	Form of Subscription Agreement.***

21.0	List of Subsidiaries.***

23.1	Consent of Miller and McCollom, Independent Registered Public Accounting Firm.****

23.2	Consent of Cudd & Associates (included in Exhibit 5.0 hereto).****

23.3	Consent of Ronald R.Chadwick, P.C., Independent Registered Public Accounting Firm.****

__________________

*  Incorporated by reference to the registration statement on Form SB-2 filed on March 7, 2006.

**Incorporated by reference to the amendment #1 to the registration statement on Form SB-2 filed on September 13, 2006.

***Incorporated by reference to the amendment #3 to the registration statement on Form SB-2 filed on February 21, 2007.

           ****Filed herewith.

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

1)  File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

a.  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

b.  Reflect in the prospectus any facts or events that, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.  Include any additional or changed material information on the plan of distribution.

2)  For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3)  File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

4)  For the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the regitrant will be considered to offer or sell such securities to such purchaser:

a. Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

b. Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

c. The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

d. Any other communication that is an offer in the offering made by the registrant to the purchaser.

5)  Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

6)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to our articles of incorporation or provisions of Nevada law, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

7)  Each prospecuts filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment #4 to the registration statement to be signed on its behalf by the undersigned, in the City of Castle Rock, State of Colorado, on March 19, 2007.

FRESH IDEAS MEDIA, INC. (Registrant)

Date: March 19, 2007

By: /s/ Phil E. Ray
       Phil E. Ray, President

In accordance with the requirements of the Securities Act of 1933, this amendment #4 to the registration statement was signed by the following persons in the capacities and on the dates stated.

Date: March 19, 2007

         /s/ Phil E. Ray
   Phil E. Ray, President and Director (Principal Executive, Financial and Accounting Officer)

Date: March 19, 2007

        /s/ Alice Terry Ray
       Alice Terry Ray, Secretary

EXHIBIT INDEX

The exhibits described in the following index of exhibits are filed as a part of this amendment #4 to the registration statement on Form SB-2, as follows:
Item Number	Description
3.0	Articles of Incorporation of Fresh Ideas Media, Inc., filed February 16, 2005.*

3.1	BBylaws of Fresh Ideas Media, Inc.*

3.2	Articles of Incorporation of Community Alliance, Inc., filed February 22, 2005.*

3.3	Bylaws of Community Alliance, Inc.*

3.4	Articles of Incorporation of Our Best Wishes, Inc., filed September 1, 2005.*

3.5	Bylaws of Our Best Wishes, Inc.*

4.0	Form of stock certificate.*

5.0	Opinion and consent of Cudd & Associates.****

10.0	License Agreement dated March 14, 2005, between Venitech, LLC, and Fresh Ideas Media, Inc.*

10.1	Permission for Assignment of License Agreement dated March 24, 2005, from Venitech, LLC.*

10.2	Assignment of License Agreement dated March 24, 2005, between Fresh Ideas Media, Inc., and Community Alliance, Inc.*

10.3	Promissory Note dated April 1, 2005, in the principal amount of $8,000 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.4	License Agreement dated July 24, 2005, between Fresh Ideas Media, Inc., and CTN Enterprises.*

10.5	Promissory Note dated September 8, 2005, in the principal amount of $2,000 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.6	License Agreement dated November 1, 2005, between Fresh Ideas Media, Inc., and Ms. Robyn S. Foster.**

10.7	License Agreement dated November 29, 2005, between Fresh Ideas Media, Inc., and Ms. Rachelle Hagerty.**

10.8	Promissory Note dated March 1, 2006, in the principal amount of $4,000 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.9	Addendum to Licensing Agreement dated March 24, 2006, between Community Alliance, Inc., and CTN Enterprises.***

10.10	Renewal of Promissory Note dated April 1, 2006, in the principal amount of $8,000 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.11	Promissory Note dated April 3, 2006, in the principal amount of $3,000 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.12	Promissory Note dated August 10, 2006, in the principal amount of $6,000 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.13	Promissory Note dated November 22, 2006, in the principal amount of $1,500 payable by American Business Services, Inc., as the maker, to Fresh Ideas Media, Inc., as the holder.***

10.14	Addendum to Licensing Agreement dated January 16, 2007, between Venitech, LLC, and Fresh Ideas Media, Inc.***

10.15	Form of Subscription Agreement.***

21.0	List of Subsidiaries.***

23.1	Consent of Miller and McCollom, Independent Registered Public Accounting Firm.****

23.2	Consent of Cudd & Associates (included in Exhibit 5.0 hereto).****

23.3	Consent of Ronald R.Chadwick, P.C., Independent Registered Public Accounting Firm.****

__________________

*  Incorporated by reference to the registration statement on Form SB-2 filed on March 7, 2006.

**Incorporated by reference to the amendment #1 to the registration statement on Form SB-2 filed on September 13, 2006.

***Incorporated by reference to the amendment #3 to the registration statement on Form SB-2 filed on February 21, 2007.

           ****Filed herewith.